Exhibit 4.1

EXECUTION VERSION

OFFSHORE GROUP INVESTMENT LIMITED

AND EACH OF THE GUARANTORS PARTY HERETO

7.5% SENIOR SECURED FIRST LIEN NOTES DUE 2019

INDENTURE

Dated as of October 25, 2012

Wells Fargo Bank, National Association,

as Trustee and Noteholder Collateral Agent

CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311 (a)	7.11
(b)	7.11
(c)	N.A.
312 (a)	2.05
(b)	13.03
(c)	13.03
313 (a)	7.06
(b)(1)	12.03
(b)(2)	7.06; 7.07
(c)	7.06; 13.02
(d)	7.06
314 (a)	4.04; 4.16; 13.02; 13.05
(b)	12.02
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	12.03
(e)	13.05
(f)	N.A.
315 (a)	7.01
(b)	7.05; 13.02
(c)	7.01
(d)	7.01
(e)	6.11
316 (a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07, 9.02
(c)	2.12
317 (a)(1)	6.08
(a)(2)	6.09
(b)	2.04

i

TIA Section	Indenture Section
318 (a)	13.01
(b)	N.A.
(c)	13.01

N.A. means Not Applicable.

NOTE: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

(continued)

(continued)

v

(continued)

(continued)

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR
Exhibit E	FORM OF NOTATION OF NOTE GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE
Exhibit G-1	FORM OF SHIP MORTGAGE—PANAMA
Exhibit G-2	FORM OF SHIP MORTGAGE AND DEED OF COVENANTS—BAHAMAS
Exhibit H-1	FORM OF ASSIGNMENT OF INSURANCE—OWNER
Exhibit H-2	FORM OF ASSIGNMENT OF INSURANCE BY INTERNAL CHARTERERS
Exhibit I-1	FORM OF ASSIGNMENT OF EARNINGS—OWNER
Exhibit I-2	FORM OF ASSIGNMENT OF EARNINGS BY INTERNAL CHARTERERS
Exhibit J	FORM OF OPINION OF BAHAMIAN LEGAL COUNSEL

NOTE: This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

INDENTURE, dated as of October 25, 2012 among Offshore Group Investment Limited, a Cayman Islands exempted company (the “Company”), Vantage Drilling Company, a Cayman Islands exempted company (“Parent”), as a Guarantor (as defined herein), the other Guarantors (as defined herein) and Wells Fargo Bank, National Association, and any and all successors thereto, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Noteholder Collateral Agent”).

The Company, the Guarantors, the Trustee and the Noteholder Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 7.5% Senior Secured First Lien Notes due 2019 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person became a Subsidiary) or expressly assumed in connection with the acquisition of assets from any such Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person or of such Indebtedness being incurred in connection with the acquisition of assets; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Debt will be deemed to be incurred on the date the acquired Person becomes a Subsidiary or the later of the date such Indebtedness is incurred or the date of the related acquisition of assets from such Person.

“Additional Interest” means all additional interest then owing on the Notes pursuant to the Registration Rights Agreement.

“Additional Notes” means Notes (other than the Initial Notes) issued after the Issue Date in accordance with this Indenture in accordance with Section 2.01 (“Form and Dating”), 2.02 (“Execution and Authentication”) and Section 4.08 (“Incurrence of Indebtedness and Issuance of Preferred Stock”) hereof, as part of the same class as the Initial Notes.

“Additional Vessel” means a drilling rig or drillship or other vessel that is used or useful in the Permitted Business.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transactions” has the meaning set forth in Section 4.11 (“Transactions with Affiliates”).

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of the Note; and

(2) the excess of:

(A) the present value at such Redemption Date of (i) the redemption price of the Note at November 1, 2015, (such redemption price being set forth in the table appearing in Section 3.07(c) (“Optional Redemption”) hereof) plus (ii) all required interest payments due on the Note through November 1, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(B) the principal amount of the Note.

The Company will calculate the Applicable Premium prior to the applicable redemption date and deliver an officers’ certificate setting forth the Applicable Premium and showing the calculation thereof in reasonable detail.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Parent, the Company and the Restricted Subsidiaries taken as a whole or of the Company and the Restricted Subsidiaries taken as a whole will be governed by Section 4.17 (“Offer to Repurchase Upon Change of Control”) and/or Section 5.01 (“Merger; Consolidation; Sale of Assets”) hereof, and not by Section 4.18 (“Asset Sales”) hereof;

(2) the issuance of Equity Interests in any of the Restricted Subsidiaries or the sale of Equity Interests in any of the Company’s Subsidiaries other than statutory or directors qualifying shares; and

(3) an Involuntary Transfer.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value or that results in generating Net Proceeds, in either case, of less than $10.0 million;

(2) a transfer of Equity Interests or other assets between or among the Company and any of the Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale or lease or other disposition of products, services or accounts receivable in the ordinary course of business and any sale or conveyance or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that does not violate Section 4.07 (“Restricted Payments”) hereof or a Permitted Investment;

(7) the pledge, asset sale or other disposition by Parent or any Excluded Parent Subsidiary of the Equity Interests of any Excluded Parent Subsidiary; and

(8) any transfer of property in connection with a sale and leaseback transaction.

“Authorized Representative” means (i) in the case of any Term Loan Obligations or the Term Loan Secured Parties, the Term Loan Agent, (ii) in the case of the Notes Obligations, the Trustee, (iii) in the case of the Existing Notes Obligations, the Existing Noteholder Agent, (iv) in the case of any Series of Other Pari Passu Obligations or Other Pari Passu Secured Parties that become subject to the Intercreditor Agreement, the Authorized Representative named for such Series, and (v) in the case of the Credit Agreement Obligations, the Credit Agreement Agent.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Bill of Sale” means that certain bill of sale from DSME to the Company or a Restricted Subsidiary transferring title of the Tungsten Explorer to the Company or a Restricted Subsidiary free and clear of all Liens.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or the manager or any committee of managers; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Builder’s Certificate” means the builder’s certificate delivered by DSME in accordance with the terms of the Tungsten Explorer Construction Contract.

“Business Day” means any day other than a Saturday, Sunday, or any day on which banks in New York, New York or the state in which the Corporate Trust Office of the Trustee is located are authorized or required by law to close. If a payment date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding Business Day, and no interest shall accrue on such payment for the intervening period.

“Calculation Date” means the date on which the event occurred for which the calculation of Parent Consolidated Cash Flow or Company Consolidated Cash Flow is made.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition;

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7) investments in (a) Foreign Deposit Accounts and cash management facilities maintained at one of the three largest banks in which any Restricted Subsidiary or any Other Guarantor maintains its registered or local office and (b) such investments as are comparable to the cash equivalents described in clauses (1) through (6) above that are customary investments for entities in such jurisdictions and that are consistent with the goal of preservation of capital and that are prudent under the circumstances.

“Certificated Note” means a definitive Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 (“Transfer and Exchange”) hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent, the Company and the Restricted Subsidiaries taken as a whole (other than assets of Excluded Parent Subsidiaries) or the Company and the Restricted Subsidiaries taken as a whole, in either case, to any “person” (as that term is used in Section 13(d) of the Exchange Act);

(2) any “person” (as that term is used in Section 13(d) of the Exchange Act) acquires, directly or indirectly, in one or a series of transactions Beneficial Ownership of more than 50% of the Voting Stock of Parent (or any other direct or indirect parent of the Company) or the Company and maintains such Beneficial Ownership of more than 50% of the Voting Stock of Parent (or any other direct or indirect parent of the Company) or the Company, measured by voting power rather than number of shares, for more than 15 consecutive Business Days;

(3) the adoption of a plan relating to the liquidation or dissolution of Parent or the Company;

(4) the consummation of any transaction or any series of transactions (including, without limitation, any merger, consolidation or other business combination), the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or any other direct or indirect parent of the Company), measured by voting power rather than number of shares;

(5) Parent or the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Parent or the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Parent or the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Parent or the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

(6) the first day on which Parent ceases to own at least 90% of the outstanding Equity Interests of the Company; or

(7) the first day on which a majority of the members of the Board of Directors of Parent are not Continuing Directors.

“Clearstream” means Clearstream Banking, S.A.

“Collateral” means all assets and property, whether now owned, or hereafter acquired, upon which a Lien or Mortgage securing the Obligations under this Indenture, the Notes or the Note Guarantees, is granted or purported to be granted under any Collateral Agreement.

“Collateral Agreements” means, collectively (a) the Security Agreement, each Mortgage, each assignment, the Intercreditor Agreement and each other instrument, including any security document or pledge agreement, creating Liens in favor of the Pari Passu Collateral Agent as required by the Indenture or the Intercreditor Agreement, in each case, as the same may be in effect from time to time and (b) as the context may require, the Existing Collateral Agreements.

“Common Collateral” means, at any time, Collateral in which the Pari Passu Collateral Agent and/or holders of one or more Series of Pari Passu Obligations (or their respective Authorized Representatives) hold a valid and perfected security interest at such time. Notwithstanding the foregoing, neither Credit Agreement Excluded Collateral nor Pari Passu Excluded Collateral will constitute Common Collateral.

“Company Consolidated Cash Flow” means, with respect to any period, the Consolidated Net Income of the Company for such period plus, without duplication:

(1) an amount equal to (a) any extraordinary loss plus (b) any net loss realized by the Company or any of the Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of the Company and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Consolidated Interest Expense of the Company and the Restricted Subsidiaries to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Company and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Company Consolidated Cash Flow shall be calculated to give effect to the following:

(1) Pro forma effect shall be given to any acquisition of a company, business, asset or Vessel that has been made by the Company or any of the Restricted Subsidiaries during the four-quarter reference period, or approved and expected to be consummated within 30 days of the Calculation Date, including, in each case, through a merger or consolidation or an acquisition, and including any related financing transactions, in each case during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, in each case, as if such transaction had occurred on the first day of the applicable four-quarter reference period.

(2) The Company Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

(3) The provision for taxes based on the income or profits of, and the depreciation, amortization and other non-cash expenses of, a Restricted Subsidiary will be added to Consolidated Net Income to compute Company Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

For the avoidance of doubt, the calculation of the ratio test set forth in Section 4.08(a)(2) (“Incurrence of Indebtedness and Issuance of Preferred Stock”) hereof, shall give effect to any incurrence, assumption or guarantee of any Indebtedness relating to the construction, delivery and/or acquisition of any Vessel in accordance with the foregoing clause (1).

“Consolidated Cash Flow” means Parent Consolidated Cash Flow or Company Consolidated Cash Flow, as applicable, on the applicable Calculation Date.

“Consolidated Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person for such period; provided, however, that the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to any transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X under the Securities Act as in effect from time to time; provided, further, however, that (1) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (2) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of the Restricted Subsidiaries (in the case of the Company) or the referent Person and its Subsidiaries (in the case of Parent) following the Calculation Date.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries (in the case of the Company), or such Person and its Subsidiaries (in the case of Parent) for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding:

(a)	amortization of debt issuance costs; and

(b)	any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or original issue discount or other charges in connection with redeeming or otherwise retiring any Indebtedness prior to its Stated Maturity, to the extent that any of such nonrecurring charges constitute interest expense); and

(2) the consolidated interest expense of such Person and any Restricted Subsidiaries (in the case of the Company) or such Person and its Subsidiaries (in the case of Parent) that was capitalized during such period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (in the case of the Company) or such Person and its Subsidiaries (in the case of Parent) for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) non-cash gains and losses due solely to fluctuations in currency values will be excluded.

“Consolidated Tangible Assets” means, with respect to any Person as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses and any other amounts classified as intangible assets in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Parent who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contract Unwind Trigger” means the termination of the underlying Drilling Contract and the collection of all revenue and accounts receivable owing under such Drilling Contract to the applicable Subsidiary.

“Contract Winning Trigger” means the entering into a Drilling Contract by any direct or indirect Subsidiary of Parent or the Company that is not already a Guarantor, under which the drilling services are to be performed by a Vessel, or any Additional Vessel of the Company or any Restricted Subsidiary.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 (“Notices”) hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means that certain Credit Agreement dated as of June 21, 2012, as amended, restated, modified, renewed, refunded, replaced or Refinanced, among Parent, the Company, the guarantors from time to time party thereto, the lenders from time to time party thereto, the Credit Agreement Collateral Agent and the Credit Agreement Agent.

“Credit Agreement Agent” means Royal Bank of Canada, together with its successors and permitted assigns in such capacity.

“Credit Agreement Collateral Agent” means the collateral agent under the Credit Agreement, which shall initially be Wells Fargo Bank, National Association.

“Credit Agreement Collateral Agreements” means the Collateral Agreements and any agreement, document or instrument pursuant to which a Lien is granted by any Grantor to secure any Credit Agreement Obligations or under which rights or remedies with respect to any such Lien are governed, as the same may be amended, restated, modified, renewed, refunded, replaced or Refinanced from time to time as permitted by the Pari Passu Documents.

“Credit Agreement Documents” means the Credit Agreement, the Credit Agreement Collateral Agreements, and any other agreement, instrument or other document evidencing or governing any Credit Agreement Obligations.

“Credit Agreement Excluded Collateral” means the insurance proceeds received in respect of the total loss of a Vessel.

“Credit Agreement Obligations” means Indebtedness incurred pursuant to the Credit Agreement and which is permitted pursuant to the Term Loan Agreement, Section 4.08(b)(1) of this Indenture and Section 4.08 of the Existing Indenture to be secured by a first Lien that is pari passu to the Common Collateral, in an aggregate principal amount for all such Indebtedness not to exceed $200.0 million plus interest (including interest which but for the filing of a petition in bankruptcy with respect to the Company, the Parent or any other Guarantor (in each case, including in its capacity as a co-borrower thereunder), would have accrued on such obligations, whether or not a claim for such interest or fees is allowed in such proceeding), fees, costs and expenses including legal fees and expenses to the extent authorized under the Credit Agreement Documents.

“Credit Agreement Secured Parties” means, collectively, the lenders from time to time party to the Credit Agreement, the Credit Agreement Collateral Agent and the Credit Agreement Agent.

“Credit Facility” means a credit agreement, including the Credit Agreement, term loan, promissory note or notes with, or other evidence of Indebtedness to, banks or other institutional lenders, investors or credit providers, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Deepwater Vessel” means each of (i) the Bahamian flag vessels the Platinum Explorer, the Titanium Explorer and, upon delivery to the applicable Guarantor, the Tungsten Explorer, and (ii) any other deepwater vessel hereafter acquired by the Company or any Restricted Subsidiary. For the avoidance of doubt, as of the Issue Date, the Panamanian flag vessels the Emerald Driller, the Sapphire Driller, the Topaz Driller and the Aquamarine Driller are not Deepwater Vessels.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 (“Registrar and Paying Agent”) hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, the following will not constitute Disqualified Stock: (1) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Parent or the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale if the terms of such Capital Stock provide that Parent or the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 (“Restricted Payments”) hereof; and (2) Capital Stock that is convertible or exchangeable into other Capital Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that Parent or the Company and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Drilling Contract” means any drilling contract in respect of any Vessel or other contract for use of any Vessel (except Internal Charters and Permitted Third Party Charters).

“DSME” means Daewoo Shipbuilding & Marine Engineering Co., Ltd., a corporation organized and existing under the laws of the Republic of South Korea.

“Earnings Assignment” means collectively the first priority assignments of earnings in favor of the Pari Passu Collateral Agent given by the Company, each applicable Guarantor, and each applicable Internal Charterer respecting all earnings derived from the Vessels and their respective operations, substantially in the form attached hereto as Exhibits I-1 or I-2, as the same may be amended, supplemented or modified from time to time.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a sale of Equity Interests (other than Disqualified Stock) (1) of the Company or (2) the proceeds of which are in an amount equal to or exceeding the aggregate principal amount of the Notes to be redeemed and are contributed to the equity capital of the Company or any of its Restricted Subsidiaries.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Loss” means any of the following events:

(1) the actual or constructive total loss of a Vessel or the agreed or compromised total loss of a Vessel;

(2) the destruction of a Vessel;

(3) damage to a Vessel to an extent, determined in good faith by Parent within 90 days after the occurrence of such damage as shall make repair thereof uneconomical or shall render such Vessel permanently unfit for normal use (other than obsolescence); or

(4) the condemnation, confiscation, requisition for title, seizure, forfeiture or other taking of title to or use of a Vessel that shall not be revoked within six months.

An Event of Loss shall be deemed to have occurred:

(1) in the event of the destruction or other actual total loss of a Vessel, on the date of such loss, or if such date is unknown, on the date such Vessel was last reported;

(2) in the event of a constructive, agreed or compromised total loss of a Vessel, on the date of determination of such total loss;

(3) in the case of any event referred to in clause (3) above, upon such date of determination; or

(4) in the case of any event referred to in clause (4) above, on the date that is six months after the occurrence of such event.

“Event of Loss Proceeds” means all compensation, damages and other payments (including insurance proceeds) received by Parent, the Company, or a Subsidiary of either of them, or the Trustee or the Noteholder Collateral Agent, jointly or severally, from any Person, including any governmental authority, with respect to or in connection with an Event of Loss.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Excluded Parent Subsidiaries” means the current and future Subsidiaries of Parent that are not the Company, Guarantors or Restricted Subsidiaries. As of the Issue Date, the Excluded Parent Subsidiaries consisted of Vantage Luxembourg I SARL, Vantage Energy Services Inc., Vantage International Management Co. Pte. Ltd., Vantage International Payroll Company, Vantage Driller V Co., Vantage Driller VI Co., Vantage Holdings Caymans, Platinum Explorer Company, Titanium Explorer Company, Cobalt Explorer Company, Vantage Holdings Malaysia II Co, Vantage Deepwater Holdings Company, Cobalt Explorer Holdings Company, PT Vantage Drilling Company Indonesia, Vantage Drilling de Mexico SRL CV, Vantage Luxembourg II SARL, Advantage ODC Limited, Vantage Drilling Netherlands II BV and Vantage Drilling do Brasil Servicios de Petroleo Ltda.

“Existing Collateral Agreements” means each other instrument, including any security document or pledge agreement, that is in effect (and is not released) on the Issue Date that creates Liens in favor of any Existing Notes Secured Party, in each case, as the same may be in effect from time to time.

“Existing Holders” means the Holders (as defined in the Existing Indenture).

“Existing Indebtedness” means Indebtedness of Parent, the Company, any Restricted Subsidiary or any Other Guarantor (other than Indebtedness under the Notes and the Note Guarantees and the Term Loan) in existence on the Issue Date, until such amounts are repaid.

“Existing Indenture” means the indenture, dated as of July 30, 2010 of the Company and the Parent (as the same has been and may be further amended, restated, supplemented or otherwise modified from time to time), with the Guarantors (as defined therein), and the Existing Noteholder Agent.

“Existing Indenture Collateral Agreements” means any other agreement, document or instrument pursuant to which a Lien is granted by any Grantor to secure any Existing Note Obligations or under which rights or remedies with respect to any such Lien are governed, as the same may be amended, restated or otherwise modified from time to time as permitted by the Existing Indenture.

“Existing Indenture Documents” means the Existing Indenture, the Existing Indenture Collateral Agreements and any agreement, instrument or other document evidencing or governing any Existing Note Obligations.

“Existing Noteholder Agent” means Wells Fargo Bank, National Association, and any and all successors thereto, as trustee and collateral agent (together with its successors and permitted assigns).

“Existing Note Obligations” means the “Obligations” (as defined in the Existing Indenture) of the Grantors under the Existing Indenture, the Existing Notes, the Collateral Agreements, the Existing Notes Collateral Agreements and any other related document or instrument executed and delivered pursuant to any of the foregoing.

“Existing Notes” means the Company’s 11 1/2% Senior Secured First Lien Notes due 2015 issued under the Existing Indenture.

“Existing Notes Secured Parties” means, collectively, the Existing Holders (including the holders of any additional notes subsequently issued under and in compliance with the terms of the Existing Indenture) and the Existing Noteholder Agent.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Parent (unless otherwise provided in this Indenture).

“Foreign Deposit Account” has the meaning set forth in the Security Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as are in effect from time to time; provided that GAAP as in effect on the date of this Indenture shall be applied in respect of determining whether leases should be recorded as operating leases under GAAP.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) (“Transfer and Exchange”) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Sections 2.01 (“Form and Dating”) and Section 2.06(b)(3) (“Transfer and Exchange”) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Grantor” means the Parent, the Company and each Guarantor.

“Guarantors” means Parent, each Subsidiary of the Company and each Other Guarantor that executes a Note Guarantee in accordance with the provisions of this Indenture, in each case, together with their respective successors and assigns until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“IAI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to Institutional Accredited Investors.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent,

(1) in respect of borrowed money:

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person

“Indenture” means this indenture pursuant to which the Notes will be issued among the Company, the Guarantors, the Trustee and the Noteholder Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“Indenture Documents” means any of the Notes, the Indenture, the Note Guarantees and the Collateral Agreements.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $1,150,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Insurance Advisor” means Willis Group or another independent insurance advisor to the Pari Passu Collateral Agent who is reasonably satisfactory to the Company and who is not the Company’s independent marine insurance broker.

“Insurance Assignment” means collectively the first priority assignments of insurance in favor of the Pari Passu Collateral Agent given by the Company and the applicable Guarantor and the applicable Internal Charterer, if any, respecting all insurance covering the Vessels or their respective operations, substantially in the form attached hereto as Exhibits H-1 and H-2, as the same may be amended, restated, supplemented or modified from time to time.

“Intercreditor Agreement” means (i) the Intercreditor Agreement among the Pari Passu Collateral Agent, the Trustee, the Noteholder Collateral Agent, the Credit Agreement Agent, the Credit Agreement Collateral Agent, the Term Loan Agent, the Term Loan Collateral Agent, the Existing Noteholder Agent and the other parties from time to time party thereto, and acknowledged and agreed to by each Grantor, to be entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Indenture and (ii) any replacement thereof that contains terms not materially less favorable to the Holders than the Intercreditor Agreement referred to in clause (i).

“Internal Charter” means any charter or other contract respecting the use or operations of any Vessel between any Guarantor that is a Vessel owner and any Internal Charterer.

“Internal Charter Unwind Trigger” means the termination of the underlying Internal Charter and the collection of all revenue and accounts receivable owing under such Internal Charter to the applicable Subsidiary.

“Internal Charterer” means any Subsidiary of the Company or any Subsidiary of Parent, in each case, that is not the owner of the relevant Vessel and that is a party to any Drilling Contract or any bareboat charter or other such charter in respect of a Vessel.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c) (“Restricted Payments”) hereof. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person that is not a Subsidiary of such Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c) (“Restricted Payments”) hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Involuntary Transfer” means, with respect to any property or asset (other than a Vessel, which shall be governed by Section 3.09 (“Mandatory Redemption Upon Event of Loss of a Vessel”)) of the Company or any Restricted Subsidiary, (1) any damage to such asset that results in an insurance settlement with respect thereto on the basis of a total loss or a constructive or compromised total loss, (2) the confiscation, condemnation, requisition, appropriation or similar taking regarding such asset by any government or instrumentality or agency thereof, including by deed in lieu of condemnation, or (3) foreclosure or other enforcement of a Lien or the exercise by a holder of a Lien of any rights with respect to it.

“Issue Date” means the first date on which the Notes are issued under this Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgage” means each Ship Mortgage, each other mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on property owned or leased by the Company or any Guarantor is granted to secure Obligations under this Indenture or under which rights or remedies with respect to any such Liens are governed, as the same may be amended, supplemented or modified from time to time.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of the Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of the Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, sales commissions, relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale after taking into account any available tax credits or deductions and any tax sharing arrangements; and (2) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of the Restricted Subsidiaries.

“Non-U.S. Person” means a Person who is not a U.S. Person as defined under Regulation S of the Securities Act.

“Note Guarantee” means the guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Note Obligations” means the Obligations of the Company and the Guarantors under the Indenture Documents

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the Offering Memorandum dated October 16, 2012 of the Company relating to the Notes issued on the Issue Date.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 13.05 (“Statements Required in Certificate or Opinion”) hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 (“Statements Required in Certificate or Opinion”) hereof. The counsel may be an employee of or counsel to Parent, the Company, any Subsidiary of Parent or the Trustee.

“Other Guarantor” means a Guarantor that is a direct or indirect Subsidiary of Parent but not a direct or indirect Subsidiary of the Company and whose sole purpose is to be (a) a party to a Drilling Contract or an Internal Charter or (b) the parent company of an Internal Charterer, in each case, to the extent (i) such Subsidiary is not permitted to become a direct or indirect Subsidiary of the Company due to restrictions imposed by the terms of the applicable Drilling Contract, (ii) causing such Subsidiary to become a direct or indirect Subsidiary of the Company would result in adverse tax treatment or a violation of applicable laws or (iii) the sole business and activity of such Subsidiary is to act as a bidding entity for Drilling Contracts. No Other Guarantor shall engage in any other business or activities or incur or guarantee any Indebtedness (other than guarantees of the Pari Passu Obligations), and any earnings of such Other Guarantor attributable to any Drilling Contract or Internal Charter in respect of a Vessel shall be subject to the Earnings Assignment. As of the Issue Date, the Other Guarantors are Vantage Driller I Co., Vantage Driller II Co. and Vantage Driller IV Co., each a Cayman Islands exempted company with limited liability, Vantage Holding Hungary Kft, a Hungarian limited liability company, and Vantage Drilling Netherlands BV, a private company with limited liability under the laws of the Netherlands.

“Other Pari Passu Obligations” means other Indebtedness of the Company or the Restricted Subsidiaries that is equally and ratably secured with the Pari Passu Obligations as permitted by the Indenture and is designated by the Company as an Other Pari Passu Obligation.

“Other Pari Passu Secured Parties” means the holders of any Other Pari Passu Obligations and any Authorized Representative with respect thereto.

“Parent Consolidated Cash Flow” means, with respect to any period, the Consolidated Net Income of Parent for such period plus, without duplication:

(1) an amount equal to (a) any extraordinary loss plus (b) any net loss realized by Parent and its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of Parent and its Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Consolidated Interest Expense of Parent and its Subsidiaries to the extent that such Consolidated Interest Expenses were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of Parent and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Parent Consolidated Cash Flow shall be calculated to give effect to the following:

(1) Pro forma effect shall be given to any acquisition of a company, business, asset or Additional Vessel that has been made by Parent or any of its Subsidiaries or to the commencement of operations of an Additional Vessel first delivered to Parent or any of its Subsidiaries, in each case, during the four-quarter reference period, or approved and expected to be consummated within 30 days of the Calculation Date, including, in each case, through a merger or consolidation or an acquisition, and including any related financing transactions, in each case during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, in each case, as if such transaction had occurred on the first day of the applicable four-quarter reference period.

(2) With respect to the calculation of the Consolidated Interest Coverage Ratio for purposes of Section 4.08(a)(1) (“Incurrence of Indebtedness and Issuance of Preferred Stock”) hereof, pro forma effect shall be given to any delivery to, or acquisition by, Parent or any of its consolidated Subsidiaries of any Additional Vessel or construction contract for such Additional Vessel usable in the normal course of business of Parent that is (or are) subject to a Qualified Services Contract; provided that:

(a) the amount of Parent Consolidated Cash Flow attributable to such Additional Vessel shall be calculated in good faith by a responsible financial or accounting officer of such Person;

(b) in the case of earned revenues under a Qualified Services Contract, the Parent Consolidated Cash Flow shall be based on revenues actually earned pursuant to the Qualified Services Contract relating to such Additional Vessel or Additional Vessels, taking into account, where applicable, only actual expenses incurred without duplication in any measurement period;

(c) the amount of Parent Consolidated Cash Flow shall be the lesser of the Parent Consolidated Cash Flow derived on a pro forma basis from revenues for (i) the first full year of the Qualified Services Contract and (ii) the average of the Parent Consolidated Cash Flow of each year of such Qualified Services Contract for the term of the Qualified Services Contract;

(d) in determining the estimated expenses attributable to such Additional Vessel, the calculation shall give effect to the interest expense attributable to the incurrence, assumption or guarantee of any Indebtedness relating to the construction, delivery and/or acquisition of such Additional Vessel (including Indebtedness that is to be Incurred following the time of calculation in order to consummate the construction, acquisition and/or delivery of the Additional Vessel);

(e) with respect to any expenses attributable to an Additional Vessel, if the actual expenses differ from the estimate, the actual amount shall be used in such calculation;

(f) if a Qualified Services Contract is terminated, or is amended, supplemented or modified, following the Calculation Date, and after giving effect to the termination or the terms of such Qualified Services Contract as so amended, supplemented or modified, the Company would not have been able to but did incur additional Indebtedness pursuant to the ratio set forth in Section 4.08(a)(1) (“Incurrence of Indebtedness and Issuance of Preferred Stock”) hereof, Parent will, at the time of any such event, be required to either: (a) repay all or any part of any such Indebtedness that would not have been permitted to be incurred had the Qualified Services Contract or such amendments, supplements or modifications thereto not been in effect at the time such Indebtedness was originally incurred, or (b) enter into a replacement Qualified Services Contract, the terms of which would have permitted the incurrence of such Indebtedness had such replacement contract been in effect at the time such Indebtedness was incurred; and

(g) notwithstanding the foregoing, the pro forma inclusion of Parent Consolidated Cash Flow attributable to any such Qualified Services Contract for the four-quarter reference period shall be reduced by the actual Parent Consolidated Cash Flow from such Additional Vessel previously earned and accounted for in the actual results for the four-quarter reference period, which actual Parent Consolidated Cash Flow may be included in the foregoing clause (1).

(3) The Parent Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

(4) The provision for taxes based on the income or profits of, and the depreciation, amortization and other non-cash expenses of, a Subsidiary (other than an Unrestricted Subsidiary) will be added to Consolidated Net Income to compute Parent Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Parent by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to the Subsidiary or its stockholders.

For the avoidance of doubt, (i) the calculation of the ratio test set forth in Section 4.08(a)(1) (“Incurrence of Indebtedness and Issuance of Preferred Stock”) hereof, shall give effect to any incurrence, assumption or guarantee of any Indebtedness relating to the construction, delivery and/or acquisition of any Additional Vessel in accordance with the foregoing clauses (1) and (2); and (ii) the acquisition of an Additional Vessel with actual earned Parent Consolidated Cash Flow and future Parent Consolidated Cash Flow expected by virtue of the existence of a Qualified Services Contract, may be given pro forma effect due to the combined effect of the foregoing clauses (1) and (2).

“Pari Passu Collateral Agent” means the collateral agent for all holders of Pari Passu Obligations. The Noteholder Collateral Agent will initially serve as the Pari Passu Collateral Agent.

“Pari Passu Document” means the Existing Indenture Documents, the Indenture Documents, the Term Loan Documents, the Credit Agreement Documents and any other document or instrument evidencing or governing any Other Pari Passu Obligations.

“Pari Passu Excluded Collateral” means any cash, certificate of deposit, deposit account, money market account or other such liquid assets to the extent that such cash, certificate of deposit, deposit account, money market account or other such liquid assets are on deposit or maintained with the Credit Agreement Agent or any other Credit Agreement Secured Party (other than the Pari Passu Collateral Agent) to secure the Credit Agreement Obligations.

“Pari Passu Obligations” means (a) the Note Obligations, (b) the Term Loan Obligations, (c) the Credit Agreement Obligations, (d) the Existing Notes Obligations, (e) all Other Pari Passu Obligations and (f) all other Obligations in respect of, or arising under, the Pari Passu Documents, including all fees and expenses of the collateral agent payable with respect thereto and shall include all interest and fees, which but for the filing of a petition in bankruptcy with respect to the Company, the Parent or any other Guarantor (in each case, including in its capacity as a co-borrower thereunder), would have accrued on such obligations, whether or not a claim for such interest or fees is allowed in such proceeding.

“Pari Passu Secured Party” means (a) the Pari Passu Collateral Agent, (b) the Trustee, the Noteholder Collateral Agent and the holders of the Notes, (c) the Term Loan Secured Parties, (d) the Existing Notes Secured Parties, (e) the Credit Agreement Secured Parties and (f) the holders of Other Pari Passu Obligations.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means

(1) with respect to the Company and the Restricted Subsidiaries, a business in which the Company and the Restricted Subsidiaries were engaged on the Issue Date, as described in the Offering Memorandum, and any business reasonably related or complimentary thereto; and

(2) with respect to Parent, the ownership of the Equity Interests in the Company and Parent’s other Subsidiaries and the business in which Parent is engaged on the Issue Date, as described in the Offering Memorandum, and any business reasonably related or complimentary thereto.

“Permitted Investments” means:

(1) any Investment in the Company or in a wholly-owned Restricted Subsidiary that is a Guarantor;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any wholly-owned Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a wholly-owned Restricted Subsidiary and a Guarantor; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a wholly-owned Restricted Subsidiary that is a Guarantor;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.18 (“Asset Sales”) hereof;

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of the Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer and any Investments obtained in exchange for any such Investments;

(7) Investments represented by Hedging Obligations;

(8) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding not to exceed $25.0 million.

“Permitted Liens” means:

(1) Liens on assets of the Company and the Guarantors securing Indebtedness and other Obligations under any Credit Facility, that are permitted by the terms of this Indenture to be incurred pursuant to clause (1) of Section 4.08(b) (“Incurrence of Indebtedness and Issuance of Preferred Stock”);

(2) Liens existing on the date of the Indenture, including Liens securing the loans under the Term Loan Facility that are permitted by the terms of the Indenture to be incurred pursuant to clause (2)(b) of Section 4.08(b) (“Incurrence of Indebtedness and Issuance of Preferred Stock”);

(3) Liens in respect of Indebtedness of Parent permitted to be incurred by Section 4.08(a) (“Incurrence of Indebtedness and Issuance of Preferred Stock”) covering only the assets constructed or acquired with or financed by such Indebtedness; provided that none of the assets of the Company or any Guarantor (other than Parent) will be permitted to be subject to any Lien pursuant to this clause (3);

(4) Liens in favor of the Company or the Guarantors;

(5) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Parent, the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(6) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Parent, the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(7) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(8) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.08(b)(4) (“Incurrence of Indebtedness and Issuance of Preferred Stock”) hereof, covering only the assets constructed or acquired with or financed by such Indebtedness

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens imposed by law, such as necessaries suppliers, carriers’, warehousemen’s, landlord’s and mechanics’ crews wages, salvage and general average Liens, in each case, incurred in the ordinary course of business not more than 30 days past due or which are being contested in good faith;

(11) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12) the pledge or encumbrance by Parent or any Excluded Parent Subsidiary of the Equity Interests, property or assets of any Excluded Parent Subsidiary;

(13) Liens created for the benefit of (or to secure) the Notes or the Note Guarantees;

(14) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to such property, or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(15) Liens for obligations owed to vendors or other third parties that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that, any reserve or other appropriate provision as is required in conformity with GAAP has been made thereof;

(16) Liens to secure Hedging Obligations of the Company or any Restricted Subsidiary; and

(17) Liens incurred in the ordinary course of business of the Company or any Guarantor with respect to obligations that do not exceed $25.0 million at any one time outstanding.

“Permitted Operating Expense and Tax Reimbursements” means, without duplication as to amounts, actual amounts paid by Parent for the benefit of the Company and the Restricted Subsidiaries in respect of bona fide goods, taxes, services and other operating expenses incurred from and after the Issue Date and relating to the Permitted Business of the Company and the Restricted Subsidiaries; provided that any amounts so paid to Parent are on terms no less favorable than those available in arm’s length transactions with unaffiliated third parties; provided further, that in no event shall any amounts that may be classified as Permitted Parent Payments be treated as Permitted Operating Expense and Tax Reimbursements.

“Permitted Parent Payments” means, without duplication as to amounts, payments to Parent by the Company or any Restricted Subsidiary to permit Parent to pay reasonable and bona fide franchise taxes and accounting, legal and administrative expenses of the Company and the Guarantors when due, in an aggregate amount not to exceed $25.0 million per annum, which amount shall increase by 1.0% per annum on January 1 of each year, beginning on January 1, 2013.

“Permitted Refinancing Indebtedness” means any Indebtedness of Parent, the Company or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Parent, the Company or any of the Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is (a) subordinated in right of payment to the Notes or a Note Guarantee, then such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or such Note Guarantee, as the case may be, or (b) pari passu in right of payment to the Notes or a Note Guarantee, then such Permitted Refinancing Indebtedness is subordinated or pari passu in right of payment to the Notes or such Note Guarantee, as the case may be, in the case of each of clauses (a) and (b), on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(4) in the case of Indebtedness of the Company or any Restricted Subsidiary, such Indebtedness is incurred either by the Company or by the Restricted Subsidiary or both the Company and the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(5) in the case of Indebtedness of Parent, such Indebtedness is incurred either by Parent or by an Excluded Parent Subsidiary or both Parent and an Excluded Parent Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(6) in the case of guarantees by Other Guarantors of any Indebtedness being refinanced that is permitted by the Indenture to be refinanced, such new guarantee of the Other Guarantor is incurred by the same Other Guarantor who is the obligor on the guarantee being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Third Party Charter” means the charter of a Vessel to a third party in conjunction with the conduct of drilling operations, where a Guarantor (other than Parent) effectively retains operational control of the Vessel and local law requires a resident person of the nation in whose waters the Vessel is located to charter the Vessel as a condition to the lawful conduct of drilling operations in such waters and where the Company or a Guarantor is the ultimate beneficiary of indemnities under the Drilling Contract

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) (“Transfer and Exchange”) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Protocol of Delivery and Acceptance” means the protocol of delivery and acceptance evidencing the delivery of the Tungsten Explorer by DSME to and acceptance of the Tungsten Explorer by the Company or a Restricted Subsidiary.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Services Contract” means, with respect to any Additional Vessel acquired by or committed to be delivered to, Parent or any of its Subsidiaries, a bona fide contract or series of contracts, together with any amendments, supplements or modifications thereto, that the Board of Directors of Parent, acting in good faith, designates as a “Qualified Services Contract” pursuant to a resolution of the Board of Directors of Parent, which contract or contracts:

(1) are between Parent or one of its Subsidiaries, on the one hand, and (a) a Person with a rating (or a Person whose parent has such a rating) of either BBB- or higher from S&P or Baa3 or higher from Moody’s, or if such ratings are not available, then a similar investment grade rating from another nationally recognized statistical rating agency or (b) any other Person provided such contract is supported by letters of credit, performance bonds or guarantees from a Person or its parent that has an investment grade rating as described in the preceding subclause (a) of this clause (1), or such contract provides for a lockbox or similar arrangements or direct payment to Parent or its Subsidiary, as the case may be, by a Person with (or a Person whose parent has) such an investment grade rating, for the full amount of the contracted payments due over the four-quarter reference period considered in calculating Consolidated Cash Flow;

(2) provide for services to be performed by Parent or one or more of its Subsidiaries involving the use of such Additional Vessel by Parent or one or more of its Subsidiaries, in either case for a minimum aggregate period of at least one year;

(3) provide for a fixed or minimum dayrate or fixed rate for such Additional Vessel covering all the period in (2) above; and

(4) for purposes of Section 4.08 (“Incurrence of Indebtedness and Issuance of Preferred Stock”), provide that revenues from such Qualified Services Contract are to be received by Parent or its Subsidiary within one year of (a) delivery of the related Additional Vessel and (b) the incurrence of any Indebtedness pursuant to Section 4.08 (“Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of Parent’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by Parent or any direct or indirect parent of Parent (as certified by a resolution of the Board of Directors of Parent or such direct or indirect parent of Parent, as applicable) as a replacement agency for Moody’s or S&P, as the case may be.

“Redemption Date” means the date of redemption established by the Company or this Indenture as set forth under Article 3.

“Registration Rights Agreement” means the Registration Rights Agreement entered into as of the Issue Date among the Representatives, the Company and the Guarantors and any other Registration Rights Agreement entered into from time to time in connection with the issuance of Additional Notes under the Indenture.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Representative” means (a) with respect to the issuance of the Initial Notes on the Issue Date, Citigroup Global Markets Inc. and Jefferies & Company, Inc. and (b) with respect to any issuance of Additional Notes, any one or more initial purchasers acting in such role pursuant to a purchase agreement entered into with the Company and the Guarantors.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Certificated Note” means a Certificated Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold to QIBs.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Rating Services or any successor to the rating agency business thereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Issue Date, among the Company and the Grantors (as defined therein) from time to time party thereto in favor of the Pari Passu Collateral Agent, as amended, restated, or supplemented from time to time in accordance with its terms.

“Series” means (a) with respect to the Pari Passu Secured Parties, each of (i) the Term Loan Secured Parties (in their capacities as such), (ii) the Notes Secured Parties (in their capacity as such), (iii) the Existing Notes Secured Parties, (iv) the Other Pari Passu Secured Parties that become subject to the Intercreditor Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Other Pari Passu Secured Parties) and (v) the Credit Agreement Secured Parties and (b) with respect to any Pari Passu Obligations, each of (i) the Term Loan Obligations, (ii) the Notes Obligations, (iii) the Existing Notes Obligations, (iv) the Other Pari Passu Obligations incurred pursuant to any Other Pari Passu Agreement, which pursuant to any joinder agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other Pari Passu Obligations) and (v) the Credit Agreement Obligations.

“Ship Mortgage” means collectively the first naval mortgages and other instruments such as statutory mortgages and deeds over the Vessels (including, with respect to the Tungsten Explorer, executed, delivered, and recorded as of the date, subject to adjustment across time zones, the Tungsten Explorer is delivered by DSME to the applicable Guarantor), each duly registered in the Bahamian or Panamanian ship registry, as applicable, in favor of the Pari Passu Collateral Agent, as the same may be amended, supplemented or modified from time to time, in substantially the form of Exhibits G-1 and G-2 hereto.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Specified Tax Jurisdiction” means each jurisdiction in which the Company or any Guarantor is organized or otherwise considered by a taxing authority to be a resident for tax purposes or from or through which the Company or any Guarantor makes a payment on the Notes or any Note Guarantee.

“Stated Maturity” means, with respect to any installment of interest or principal on any item or series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date or, if such item or series is incurred after the Issue Date, the date such item or series is incurred will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Term Loan Agent” means the administrative agent under the Term Loan Facility, which shall initially be Citibank, N.A.

“Term Loan Collateral Agent” means the collateral agent under the Term Loan Facility, which shall initially be Wells Fargo Bank, National Association.

“Term Loan Documents” means the Term Loan Facility, the Collateral Agreements and any agreement, instrument or other document evidencing or governing any Term Loan Obligations.

“Term Loan Facility” means that certain Term Loan Agreement dated as of the Issue Date, among the Company, as co-borrower, the US Borrower (as defined therein), the Parent as a guarantor and other guarantors party thereto, the lenders from time to time party thereto, the Term Loan Agent, and the Term Loan Collateral Agent, as collateral agent for such lenders.

“Term Loan Obligations” means the “Obligations” (as defined in the Term Loan Facility) of the Grantors under the Term Loan Facility, the Collateral Agreements and any other related document or instrument executed and delivered pursuant to any of the foregoing.

“Term Loan Secured Parties” means, collectively, the lenders from time to time party to the Term Loan Facility, the Term Loan Collateral Agent and the Term Loan Agent.

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC thereunder.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2015; provided, however, that if the period from the redemption date to November 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Tungsten Explorer” means the Ultra Deepwater Drillship Hull No. 3615 currently under construction at DSME, with delivery expected in the second quarter of 2013, to be owned by the Company or a Restricted Subsidiary, and to be registered in the name of the Company or a Restricted Subsidiary under Bahamian flag.

“Tungsten Explorer Construction Assignment” means the first priority assignment of the Tungsten Explorer Construction Contract and Tungsten Explorer Refund Guarantee in favor of the Pari Passu Collateral Agent given by Tungsten Explorer Company together with the consent thereto, if any, of each of DSME and Korea Eximbank, as issuer of the Tungsten Explorer Refund Guarantee, to the extent the Company and the Guarantors are able to procure such assignment.

“Tungsten Explorer Construction Contract” means the Construction Contract between DSME and Tungsten Explorer Company dated May 9, 2011, respecting the construction and delivery of the Tungsten Explorer, as amended, modified, or supplemented from time to time.

“Tungsten Explorer Refund Guarantee” means the Letter of Credit issued by the Korea Eximbank, or similar instrument respecting the obligations of DSME under the Tungsten Explorer Construction Contract, as amended, modified or supplemented from time to time.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of Parent as an Unrestricted Subsidiary pursuant to a resolution of such Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.11 (“Transactions with Affiliates”), is not party to any agreement, contract, arrangement or understanding with Parent, the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Parent, the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which none of Parent, the Company nor any of the Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of the Restricted Subsidiaries; and

(5) is not the owner or Internal Charterer of a Vessel.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Vessels” means each of (i) the Panamanian flag vessels the Emerald Driller, the Sapphire Driller, the Topaz Driller and the Aquamarine Driller, (ii) the Deepwater Vessels and (iii) any other Additional Vessel hereafter acquired by the Company or any Restricted Subsidiary in each case together with all related spares, equipment and any additions or improvements; provided that for the purposes of any provision related to the acquisition or disposition of a Vessel, such acquisition or disposition may be conducted through the transfer of all of the Capital Stock of any special purpose entity that owns such Vessel.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

Section 1.02 Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.20
“Asset Sale Offer”	4.18
“Authentication Order”	2.02
“Change of Control Offer”	4.17
“Change of Control Payment”	4.17
“Change of Control Payment Date”	4.17
“Company”	Preamble
“Controlling Party”	12.05
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.23
“Default Interest”	2.12
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.18
“Excluded Holder”	4.20
“incur”	4.08
“Indemnified Party”	7.07
“interest”	1.04
“Interest Payment Date”	2.14

Term	Defined in Section
“Legal Defeasance”	8.02
“MD&A”	4.16
“Noteholder Collateral Agent”	Preamble
“Notes”	Preamble
“Offer Amount”	3.10
“Offer Period”	3.10
“Offer to Purchase”	3.10
“Parent”	Preamble
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.08
“Purchase Date”	3.10
“Record Date”	2.14
“Registrar”	2.03
“Restricted Payments”	4.07
“Resale Restriction Termination Date”	2.06
“Reversion Date”	4.23
“Special Interest”	6.01
“Suspended Covenants”	4.23
“Suspension Period”	4.23
“Taxes”	4.20
“Trustee”	Preamble
“Tungsten Explorer Delivery Date”	4.22

Section 1.03 Incorporation by Reference of TIA.

Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in, and made a part of, this Indenture.

The following TIA term used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions; and

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

All references to “Notes” or “principal amount of Notes” shall mean the outstanding principal amount of Notes after giving effect to any redemptions and any other purchases, whether pursuant to this Indenture or otherwise, and after giving effect to any accretion of the principal amount due to the Notes having been issued at a discount to their face amount.

All references to “interest” shall mean the initial interest rate borne by the Notes plus any Default Interest and any Additional Interest or Special Interest, as the case may be. If there has been no demand that the Company pay Default Interest, the Company shall pay Default Interest, Additional Interest, if any, and Special Interest, if any, in the same manner as other interest, and on the same dates as set forth in the Notes and in this Indenture.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Company may issue Additional Notes from time to time after the Issue Date, provided such issuance and incurrence would then comply with Section 4.08 (“Incurrence of Indebtedness and Issuance of Preferred Stock”). The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the “Notes” shall include the Initial Notes and any Additional Notes.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors, the Trustee and the Noteholder Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in certificated form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 (“Transfer and Exchange”) hereof.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by two Officers (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 (“Replacement Notes”) hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional Paying Agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Certificated Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Certificated Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes and the Registrar has received a written request from the Depositary to issue Certificated Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Certificated Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 (“Replacement Notes”) and 2.10 (“Temporary Notes”) hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section or Section 2.07 (“Replacement Notes”) or 2.10 (“Temporary Notes”) hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) (“Transfer and Exchange”) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in clause (1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) (“Transfer and Exchange”) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)	both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)	both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Certificated Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Certificated Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) (“Transfer and Exchange”) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) (“Transfer and Exchange”) above and the Registrar receives the following:

(A) If the transferee will take delivery in the form of a beneficial interest in the Rule 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the IAI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(c) Transfer or Exchange of Beneficial Interests for Certificated Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Certificated Notes. If in accordance with Section 2.06(a) (“Transfer and Exchange”) a beneficial interest in a Restricted Global Note is to be exchanged for a Restricted Certificated Note or transferred to a Person who takes delivery thereof in the form of a Restricted Certificated Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Certificated Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B), (C) or (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) (“Transfer and Exchange”) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Certificated Note in the appropriate principal amount. Any Certificated Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Certificated Notes to the Persons in whose names such Notes are so registered. Any Certificated Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(d) Transfer and Exchange of Certificated Notes for Beneficial Interests.

(1) Restricted Certificated Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Certificated Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Certificated Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Certificated Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof;

(B) if such Restricted Certificated Note is being transferred to a QIB a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Certificated Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Certificated Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Certificated Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) of this Section, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3)(d) thereof, if applicable;

(F) if such Restricted Certificated Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Certificated Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Certificated Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the Rule 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the IAI Global Note.

(e) Transfer and Exchange of Certificated Notes for Certificated Notes. Upon request by a Holder of Certificated Notes and such Holder’s compliance with the provisions of this Section, the Registrar will register the transfer or exchange of Certificated Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Certificated Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section.

(1) Restricted Certificated Notes to Restricted Certificated Notes. Any Restricted Certificated Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Certificated Note if the Registrar receives the following:

(A) If the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act (other than those listed in subparagraphs (A) and (B) of this clause (1)), then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(f) Legends. The following legends will appear on the face of all Global Notes and Certificated Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend. Each Global Note and each Certificated Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION OR THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS A NON-U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (A)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT, AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) WHICH IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE THEREOF WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE U.S. WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT OR (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (A)(1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S,

OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THE HOLDER OF THIS SECURITY IS ENTITLED TO THE BENEFITS OF THE COLLATERAL AGREEMENTS (EACH, AS DEFINED IN THIS INDENTURE).”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 (“Cancellation”) hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Custodian at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Certificated Notes upon receipt of an Authentication Order in accordance with Section 2.02 (“Execution and Authentication”) hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Certificated Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10 (“Temporary Notes”), 3.06 (“Notes Redeemed or Purchased in Part”), 3.10 (“Offer to Purchase by Application of Excess Proceeds”), 4.18 (“Asset Sales”), 4.17 (“Offer to Repurchase Upon Change of Control”) and 9.05 (“Notation on or Exchange of Notes”) hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 (“Selection of Notes to be Redeemed or Purchased”) hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.02 (“Execution and Authentication”) hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the (i) the Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions of this Indenture, and those described in this Section as not outstanding. Except as set forth in Section 2.09 (“Treasury Notes”) hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(c) (“Optional Redemption”) hereof.

If a Note is replaced pursuant to Section 2.07 (“Replacement Notes”) hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 (“Payment of Notes”) hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act and the Trustee). Certification of the destruction or cancellation of all canceled Notes will be delivered to the Company upon written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Default Interest; Additional Interest.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, premium, if any, and interest (without regard to any applicable grace period) from time to time on demand at the rate equal to 2% per annum in excess of the then applicable interest rate on the Notes to the extent lawful to the Persons who are Holders on a subsequent Record Date, in each case at the rate provided as set forth in the Notes and consistent with Section 4.01 (“Payment of Notes”) hereof (“Default Interest”). The Company will notify the Trustee in writing of the amount of Default Interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such Record Date and Interest Payment Date; provided that no such Record Date may be less than 10 days prior to the related Interest Payment Date. At least 15 days before the Record Date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be sent to Holders a notice that states the Record Date, the related Interest Payment Date and the amount of such interest to be paid.

The Company will pay Additional Interest, if any, to Holders pursuant to the Registration Rights Agreement.

Section 2.13 Persons Deemed Owners.

The Holder of a Note may be treated as its owner for all purposes. Only Holders have rights under this Indenture and the Notes.

Section 2.14 Interest Payment Date; Record Date.

Interest on outstanding Notes will accrue at the rate of 7.5% per year and will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2013 (each, an “Interest Payment Date”). The Company will make each interest payment to the Holders of record on the immediately preceding April 15 and October 15 (each, a “Record Date”). Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

ARTICLE 3

REDEMPTION AND PURCHASE

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 (“Optional Redemption”) or Section 3.08 (“Optional Redemption for Changes in Withholding Taxes”), it must furnish to the Trustee, at least 35 days (unless the Trustee permits a shorter period) but not more than 60 days before a Redemption Date, an Officers’ Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the Redemption Date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption on a pro rata basis, by lot or by such other method as the Trustee considers fair and appropriate, unless otherwise required by law or applicable stock exchange or Depositary requirements.

In the event of partial redemption or purchase, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 35 (unless the Trustee permits a shorter period) nor more than 60 days prior to the Redemption Date or Purchase Date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in minimum amounts of $2,000 and integral multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.10 (“Offer to Purchase by Application of Excess Proceeds”) hereof, at least 30 days but not more than 60 days before a Redemption Date, the Company shall send (or transmit otherwise in accordance with the procedure of DTC), a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 10 hereof.

The notice will identify the Notes to be redeemed and will state:

(1) the Redemption Date;

(2) the redemption price;

(3) if the Notes are being redeemed in part:

(A) that the Trustee shall select Notes for redemption on a pro rata basis, by lot or by such other method as the Trustee considers fair and appropriate, unless otherwise required by law or applicable stock exchange or Depositary requirements, and in any case, not in parts of $2,000 or less; and

(B) the portion of the principal amount of such Notes to be redeemed and that, after the Redemption Date upon surrender of such Notes, a Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note (and in the case of global notes, in accordance with the procedures of DTC);

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9) if any such redemption or notice is subject to satisfaction of one or more conditions precedent, that in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date so delayed.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the Redemption Date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information (or a shorter period as agreed to by the Trustee) to be stated in such notice as provided in this Section above.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03 (“Notice of Redemption”) hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price. A notice of redemption may, at the Company’s option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or Change of Control, as the case may be.

Section 3.05 Deposit of Redemption or Purchase Price.

No later than 10:00 a.m. Eastern Time on the Redemption Date or Purchase Date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the Redemption Date or Purchase Date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or Purchase Date until such principal is paid, and to the extent lawful, on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 (“Payment of Notes”) hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) Except as set forth in clauses (b), (c) and (d) of this Section 3.07, the Notes shall not be redeemable at the option of the Company prior to November 1, 2015.

(b) At any time prior to November 1, 2015, the Company may, at its option, redeem the Notes, in whole or in part, at one time or from time to time, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable Redemption Date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date in respect of then outstanding Notes.

(c) On or after November 1, 2015, the Company may redeem the Notes, in whole or in part, at one time or from time to time, upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable Redemption Date, if redeemed during the periods indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant Interest Payment Date:

For the Period Below	Percentage
On or after November 1, 2015	105.625%
On or after November 1, 2016	103.750%
On or after November 1, 2017	101.875%
On or after November 1, 2018	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

(d) At any time prior to November 1, 2015, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes, at one time or from time to time, issued under this Indenture (which amount includes Additional Notes, if any) at a redemption price equal to 107.500% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the applicable Redemption Date, with the net cash proceeds of one or more Equity Offerings; provided that (i) at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and (ii) the redemption occurs within 60 days of the date of the closing of such Equity Offering.

(e) Any redemption pursuant to this Section shall be made pursuant to the provisions of Sections 3.01 (“Notices to Trustee”) through 3.06 (“Notes Redeemed or Purchased in Part”) hereof.

Section 3.08 Optional Redemption for Changes in Withholding Taxes

(a) At any time, the Company may redeem all, but not less than all, of the Notes, on not less than 30 nor more than 60 days’ notice to the Holders, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), in the event that the Company or the Guarantors, as the case may be, has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts as a result of a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of any Specified Tax Jurisdiction (or any relevant jurisdiction, political subdivision or taxing authority thereof or therein), or any change in or amendment to any official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of this Indenture, and the Company or the Guarantors, as the case may be, cannot avoid such obligation by taking reasonable measures available to them; provided that the Board of Directors of Parent determines in good faith that the aggregate amount of such Additional Amounts would create additional annual costs in excess of 0.50% of the aggregate principal amount of Notes then outstanding; and

(1) no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company or the Guarantors, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes or the Note Guarantee were then due, and

(2) at the time any such redemption notice is given, such obligation to pay Additional Amounts must remain in effect.

Prior to any redemption of the Notes, the Company will be required to deliver to the Trustee (i) an Officers’ Certificate stating that (x) the Company or the Guarantors, as the case may be, cannot avoid obligations to pay Additional Amounts by taking reasonable measures available to them and (y) the Company is otherwise entitled to effect such redemption and attaching the resolutions of the Board of Directors of Parent as to additional annual costs described above and (ii) an opinion of independent legal counsel of recognized standing stating that the Company would be obligated to pay Additional Amounts as a result of a change in tax laws or regulations and, in the case of (i) and (ii), stating that the conditions precedent to the right of redemption have occurred. No such notice of redemption may be given more than 60 days before or more than 270 days after the Company or any Guarantors, as the case may be, first becomes liable or aware of the liability to pay any Additional Amounts as a result of a change or amendment described above.

(b) Any redemption pursuant to this Section shall be made pursuant to the provisions of Sections 3.01 (“Notices to Trustee”) through 3.06 (“Notes Redeemed or Purchased in Part”) hereof.

Section 3.09 Mandatory Redemption Upon Event of Loss of a Vessel.

(a) Upon the occurrence or happening of any Event of Loss, the Company shall be required to redeem Notes and other Pari Passu Obligations containing provisions similar to those set forth in this Indenture with respect to a redemption upon an Event of Loss, the maximum principal amount of Notes and such other Pari Passu Obligations that may be purchased out of the Event of Loss Proceeds received in respect of such loss (rounded to the nearest $1,000) upon not less than 30 nor more than 60 days’ notice to the Holders, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the Notes redeemed to the applicable Redemption Date. Such notice shall contain the information required by Section 3.01 (“Notices to Trustee”) hereof.

(b) The Company shall deliver the redemption notice to the Holders within 30 days of the receipt of any Event of Loss Proceeds. If the aggregate principal amount of Notes and other Pari Passu Obligations exceeds the amount of Event of Loss Proceeds, the Pari Passu Collateral Agent shall select Notes and such other Pari Passu Obligations to be redeemed on a pro rata basis (or as near to a pro rata basis as permitted by the Applicable Procedures). All Event of Loss Proceeds received in respect of an Event of Loss shall be required to be deposited in a deposit account controlled by the Pari Passu Collateral Agent and held as Common Collateral subject to a Lien under the Collateral Agreements pending their application to redemption of Notes and such other Pari Passu Obligations and, from such deposit account, the Pari Passu Collateral Agent may withdraw funds to deploy the Event of Loss Proceeds in compliance with the foregoing. Other than as specifically provided in this Section 3.09, any redemption pursuant to this Section shall be made pursuant to the provisions of Sections 3.01 (“Notices to Trustee”) through 3.06 (“Notes Redeemed or Purchased in Part”) hereof.

Section 3.10 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.18 (“Asset Sales”) hereof, the Company shall be required to commence an Asset Sale Offer (the “Offer to Purchase”), it will follow the procedures specified below and in Sections 4.18(c), (d), (e) and (f) (“Asset Sales”):

(a) The Offer to Purchase shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets.

(b) The Offer to Purchase will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”).

(c) No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Offer to Purchase. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

(d) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders who tender Notes pursuant to the Offer to Purchase.

(e) Upon the commencement of an Offer to Purchase, the Company will send, by first class mail, a notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The notice, which will govern the terms of the Offer to Purchase, will state:

(1) that such Offer to Purchase is being made pursuant to this Section 3.10 and Section 4.18 (“Asset Sales”) hereof and the length of time such Offer to Purchase will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to such Offer to Purchase will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to such Offer to Purchase may elect to have Notes purchased in amounts not less than $2,000 and, thereafter, in integral multiples of $1,000 only;

(6) that Holders electing to have Notes purchased pursuant to such Offer to Purchase will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by Holders thereof exceeds the Offer Amount, the Trustee will select the Notes and the Company will select other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that no Note of $2,000 or less can be redeemed in part and that minimum denominations of $1,000 in excess thereof are maintained); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.10 and Section 4.18 (“Asset Sales”). The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Offer to Purchase on the Purchase Date.

(f) Other than as specifically provided in this Section 3.10, any redemption pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 (“Notices to Trustee”) through 3.06 (“Notes Redeemed or Purchased in Part”) hereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to any Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 3.10 or Section 4.18 (“Asset Sales”) of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.10 or Section 4.18 (“Asset Sales”) of this Indenture by virtue of such conflict.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, and interest on, the Notes on the dates and in the manner provided in this Indenture and the Notes. Principal, premium, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds, as of 10:00 a.m. Eastern Time on the due date, money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Company shall pay Additional Interest, if any, pursuant to the Registration Rights Agreement, in the same manner, on the dates and in the amounts in each case as other interest is paid as set forth in the Notes.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 (“Registrar and Paying Agent”) hereof.

Section 4.03 Corporate Existence.

Except as otherwise permitted by Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

Section 4.04 Compliance Certificate.

(a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her actual knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have actual knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her actual knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Company will not, and neither Parent nor the Company will permit any of the Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Equity Interests of the Company, any Restricted Subsidiary or any direct or indirect parent of the Company (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of the Restricted Subsidiaries) or to the direct or indirect holders of the Company’s, any of the Restricted Subsidiaries’ or any direct or indirect parent of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or any Restricted Subsidiary);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of Parent, the Company or any Restricted Subsidiary that is a Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among Parent, the Company and any of such Restricted Subsidiaries that are Guarantors), except a payment of regularly scheduled interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made on the first day of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the applicable ratio of Indebtedness to Consolidated Cash Flow test set forth in Section 4.08(a)(2) (“Incurrence of Indebtedness and Issuance of Preferred Stock”) hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries since the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (9) and (10) of subsection (b) of this Section 4.07), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Company and the Restricted Subsidiaries on a combined or consolidated basis, as the case may be, for the period (taken as one accounting period) from the first day of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds received by the Company since the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(C) to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(D) to the extent that any Unrestricted Subsidiary designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the Fair Market Value of Parent’s or the Company’s Investment in such Subsidiary, as the case may be, as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of this Indenture; plus

(E) 50% of any dividends received by the Company or any Restricted Subsidiary after the date of this Indenture from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

(b) So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the contribution of common equity capital to the Company, in each case, within 180 days of such exchange, sale or contribution; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(B) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Restricted Subsidiary that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(5) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued after the date of this Indenture in accordance with the applicable ratio of Indebtedness to Consolidated Cash Flow test set forth in Section 4.08(a)(2) (“Incurrence of Indebtedness and Issuance of Preferred Stock”);

(6) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(7) Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(8) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, severance agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any twelve-month period (with any portion of such $2.0 million that is unused in any twelve-month period to be carried forward to successive twelve-month periods and added to such amount);

(9) Permitted Parent Payments; and

(10) Permitted Operating Expense and Tax Reimbursements.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section will be determined by the Board of Directors of Parent whose resolution with respect thereto will be delivered to the Trustee. Such Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds 3.5% of Parent’s Consolidated Tangible Assets.

Section 4.08 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) Neither Parent nor the Company will, and neither of them will permit any of the Restricted Subsidiaries or any Other Guarantor to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), none of Parent, the Company, any of the Restricted Subsidiaries or any Other Guarantor will issue any Disqualified Stock, and the Company will not, and neither Parent nor the Company, will permit any of the Restricted Subsidiaries or any Other Guarantor to, issue any shares of preferred stock; provided, however, that:

(1) Parent or any Other Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Other Guarantor may issue shares of preferred stock, if the Consolidated Interest Coverage Ratio of Parent and its Subsidiaries on a consolidated basis, for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be, would have been at least 2.0 to 1; or

(2) the Company or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or other shares of preferred stock, if the ratio of total Indebtedness to Consolidated Cash Flow for the Company and the Restricted Subsidiaries on a consolidated basis for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or other shares of preferred stock is issued, as the case may be, would have been less than 2.5 to 1, in each case determined on a pro forma basis (including a pro forma application of the Net Proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or other shares of preferred stock had been issued, as the case may be, on the first day of such four-quarter period.

(b) The provisions of Section 4.08(a) (“Incurrence of Indebtedness and Issuance of Preferred Stock”) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company and the Guarantors of additional Indebtedness and letters of credit under a Credit Facility (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Guarantors thereunder) in a maximum aggregate principal amount at any one time outstanding under this clause (1) not to exceed $200.0 million;

(2) the incurrence by the Company and any Guarantor of Indebtedness represented by (a) the Notes and the related Note Guarantees to be issued on the Issue Date and the exchange notes and related Note Guarantees to be issued pursuant to the Registration Rights Agreement and (b) the Term Loan Facility (and any guarantees thereof) in an aggregate principal amount for this clause 2(b) at any one time outstanding not to exceed $500.0 million;

(3) the incurrence by Parent, the Company, any Other Guarantor or any Restricted Subsidiary of Existing Indebtedness (other than Indebtedness described in clauses (1) and (2) of this Section 4.08(b));

(4) the incurrence by Parent, the Company, the Restricted Subsidiaries or any Other Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company, the Restricted Subsidiaries or such Other Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5) Indebtedness of (a) Parent or any Other Guarantor (b) the Company and the Restricted Subsidiaries incurred and outstanding on or prior to the date on which a new Subsidiary was acquired by Parent, any Other Guarantor, the Company or such Restricted Subsidiary (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of or was otherwise acquired by Parent, an Other Guarantor, the Company or such Restricted Subsidiary); provided, however, that (a) on the date that such Subsidiary is acquired by, or is merged into the Company, such Restricted Subsidiary or such Other Guarantor, Parent or the Company, as applicable, would have been able to incur at least $1.00 of additional Indebtedness pursuant to the applicable ratio set forth in clause (a)(1) or (a)(2), as the case may be, of this Section 4.08 after giving effect to the incurrence of such Indebtedness pursuant to this clause (5); and (b) the new Subsidiary becomes a Restricted Subsidiary and a Guarantor or an Other Guarantor;

(6) the incurrence by Parent, the Company, any Restricted Subsidiary or any Other Guarantor of Permitted Refinancing Indebtedness in exchange for, or the Net Proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph of this Section or clauses (2) (3), (5) or this clause (6);

(7) the incurrence by (a) the Company or any Restricted Subsidiary of intercompany Indebtedness between or among the Company and the Restricted Subsidiaries or (b) Parent or any Other Guarantor of intercompany Indebtedness between or among Parent and the Other Guarantors; provided, however, that:

(1) if (A) the Company or any Restricted Subsidiary is the obligor on such Indebtedness and the payee is not the Company or a Restricted Subsidiary or (B) Parent or any Other Guarantor is the obligor on such Indebtedness and the payee is not Parent or an Other Guarantor, as applicable, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes and the Note Guarantees; and

(2) any (A) subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Parent, the Company, a Restricted Subsidiary or an Other Guarantor, or (B) sale or other transfer of any such Indebtedness to a Person that is not Parent, the Company, a Restricted Subsidiary or Other Guarantor,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by Parent, the Company, such Restricted Subsidiary or such Guarantor, as the case may be, that was not permitted by this clause (7);

(8) the incurrence by Parent, the Company, any Restricted Subsidiary or an Other Guarantor of Hedging Obligations in the ordinary course of business;

(9) the guarantee by Parent, the Company, any Restricted Subsidiary or any Other Guarantor of Indebtedness of Parent, the Company, any Restricted Subsidiary or any Other Guarantor that was permitted to be incurred by another provision of this Section 4.08; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any Restricted Subsidiary of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, and performance and surety bonds in the ordinary course of business;

(11) the incurrence by Parent, the Company, any Restricted Subsidiary or any Other Guarantor of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(12) the incurrence by Parent, the Company, any Restricted Subsidiary or any Other Guarantor of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Parent, the Company, any Restricted Subsidiary or any Other Guarantor pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by Parent, the Company, any Restricted Subsidiary or any Other Guarantor in connection with such disposition; and

(13) the incurrence by Parent, the Company, any Restricted Subsidiary or any Other Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed $125.0 million.

None of Parent, the Company or any of the Restricted Subsidiaries or any Other Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Parent, the Company or such Restricted Subsidiary or Other Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

For purposes of determining compliance with this Section 4.08, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to paragraph (a) of this Section 4.08, Parent, the Company or the applicable Restricted Subsidiary will be permitted to divide and classify such item of Indebtedness on the date of its incurrence, or later re-divide or re-classify all or a portion of such item of Indebtedness, Disqualified Stock or preferred stock in any manner that complies with this Section 4.08. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock in the form of shares of the same class of preferred stock, Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this Section 4.08; provided, in each such case, that the amount of any such accrual, accretion or payment is included in

Consolidated Interest Expense of the Company as accrued. Notwithstanding any other provision of this Section 4.08, the maximum amount of Indebtedness that Parent, the Company or the applicable Restricted Subsidiary or Other Guarantor may incur pursuant to this Section shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.09 Liens.

Neither Parent nor the Company will, and neither of them will permit any of the Restricted Subsidiaries or any Other Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset or property now owned or hereafter acquired that secures any Obligations under any Indebtedness (except Permitted Liens).

Section 4.10 Dividend and Other Payment Restrictions Affecting Subsidiaries.

Neither Parent nor the Company will, and neither of them will permit any of the Restricted Subsidiaries or any Other Guarantor to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of the Restricted Subsidiaries or Other Guarantor to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of the Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of the Restricted Subsidiaries;

(2) make loans or advances to the Company or any of the Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of the Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) any Credit Facility, provided that the encumbrances and restrictions contained therein, including any related collateral documents, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings thereof are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in this Indenture;

(2) agreements governing Existing Indebtedness as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

(3) this Indenture, the Notes and Note Guarantees;

(4) applicable law, rule, regulation or order;

(5) any instrument governing Indebtedness or Equity Interests of a Person acquired by Parent, the Company, any of the Restricted Subsidiaries or any Other Guarantor as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business, mortgage financings and Capital Lease Obligations that impose restrictions on the property purchased or mortgaged or leased of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of any Restricted Subsidiary or Other Guarantor that restricts distributions by that Restricted Subsidiary or Other Guarantor pending the sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under Section 4.09 (“Liens”) that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(13) restrictions contained in, or in request of, Hedging Obligations permitted to be incurred by this Indenture; and

(14) any customary encumbrances or restrictions imposed pursuant to any agreement of the type described in the definition of “Permitted Investments.”

Section 4.11 Transactions with Affiliates.

(a) Neither Parent nor the Company will, and neither of them will permit any of the Restricted Subsidiaries or any Other Guarantor to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent, the Company, any Restricted Subsidiary or any Other Guarantor (each, an “Affiliate Transaction”) unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Parent, the Company, any applicable Restricted Subsidiary or any applicable Other Guarantor than those that would have been obtained in a comparable transaction by Parent, the Company, any applicable Restricted Subsidiary or any applicable Other Guarantor with an unrelated Person or, if there is no such comparable transaction, on terms that are fair and reasonable to Parent, the Company, any applicable Restricted Subsidiary and any applicable Other Guarantor and reflect an arms’ length negotiation; and

(2) Parent delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Parent set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Parent; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $100.0 million, an opinion as to the fairness to Parent, the Company, any applicable Restricted Subsidiary or any applicable Other Guarantor of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Parent or any of its Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Parent;

(3) transactions between or among Parent, the Company, any of the Restricted Subsidiaries or any Other Guarantor;

(4) transactions between or among Parent and/or any of its Subsidiaries (excluding transactions involving the Company, any of the Restricted Subsidiaries or any Other Guarantor);

(5) loans or advances to employees of Parent in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding;

(6) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(7) Restricted Payments that do not violate Section 4.07 (“Restricted Payments”);

(8) any agreement as in effect on the Issue Date or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not less favorable to the Holders); and

(9) transactions between or among any Excluded Parent Subsidiary, on the one hand and Parent and any of its other Subsidiaries (excluding transactions involving the Company, any of the Restricted Subsidiaries or any Other Guarantor), on the other hand, provided that such transaction is entered into in the ordinary course of business and on an arm’s length basis and that any such transaction has been approved by a majority of the disinterested members of the Board of Directors of Parent pursuant to a resolution of the Board of Directors of Parent set forth in an Officers’ Certificate.

Section 4.12 Business Activities.

Neither Parent nor the Company will, and neither of them will permit any of the Restricted Subsidiaries or any Other Guarantor to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and the Restricted Subsidiaries taken as a whole.

Section 4.13 Additional Note Guarantees.

If (a) the Company or any of the Restricted Subsidiaries acquire or create another Subsidiary, (b) Parent acquires or creates another Subsidiary to directly or indirectly own the Equity Interests of the Company, any of the Restricted Subsidiaries or any Other Guarantor, (c) any Subsidiary of the Company that is not already a Guarantor guarantees any Credit Facility, the Term Loan Facility, any other Pari Passu Obligation or owns any Vessel, (d) any Subsidiary of Parent or the Company that is not already a Guarantor is the subject of a Contract Winning Trigger or (e) any Subsidiary of Parent or the Company that is not already a Guarantor becomes an Internal Charterer, after the Issue Date, then Parent or the Company, as applicable, will:

(1) cause that Subsidiary to

(A) execute a supplemental indenture and a Note Guarantee pursuant to which it will become a Guarantor,

(B) execute amendments to or otherwise accede to or join the Collateral Agreements and cause the same to be perfected pursuant to which it becomes subject to the obligations of a Guarantor thereunder and pledge its assets, including the Equity Interests it owns in any of its Subsidiaries, pursuant to the Collateral Agreements; and

(C) execute an amendment to the Registration Rights Agreement to join that agreement in the same way and capacity as the other Guarantors;

and

(2) deliver an Opinion of Counsel reasonably satisfactory in form to the Trustee, in each case within 20 Business Days of the date on which the Subsidiary was acquired or created or otherwise becomes subject to this Section; provided that any applicable Subsidiary may be released from its Note Guarantee and related pledge following the occurrence of a Contract Unwind Trigger provided the conditions to that release are satisfied.

In addition, to the extent any such Subsidiary (a) is not already a direct or indirect Subsidiary of the Company and (b) does not constitute an Other Guarantor, Parent shall cause the Equity Interests of such Subsidiary to be transferred to the Company or a Restricted Subsidiary within 20 Business Days of such Subsidiary executing a Note Guarantee or as soon as practicable where applicable local law requires additional time for compliance with applicable legal requirements.

Section 4.14 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of Parent may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(1) the Company could make the Restricted Payment which is deemed to occur upon such designation in accordance with Section 4.07 (“Restricted Payments”) equal to the appropriate Fair Market Value of all outstanding Investments owned by Parent, the Company and the Restricted Subsidiaries in such Subsidiary at the time of such designation;

(2) such Restricted Subsidiary meets the definition of an “Unrestricted Subsidiary”;

(3) the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default or no Default or Event of Default would be in existence following such designation; and

(4) the Company delivers to the Trustee a certified copy of a resolution of the Board of Directors of Parent giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 (“Restricted Payments”).

If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent, the Company and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 (“Restricted Payments”) or under one or more clauses of the definition of Permitted Investments, as determined by the Company.

If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary or any other Unrestricted Subsidiary would fail to meet the definition of an “Unrestricted Subsidiary,” then such Subsidiary will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.08 (“Incurrence of Indebtedness and Issuance of Preferred Stock”), the Company or the applicable Restricted Subsidiary will be in default of such covenant.

In connection with the occurrence of a Contract Unwind Trigger, Parent or the Company may cause an applicable Restricted Subsidiary to be designated an Unrestricted Subsidiary if it meets the conditions set forth in this clause (a) of Section 4.14.

(b) The Board of Directors of Parent may at any time designate any Unrestricted Subsidiary or Subsidiary of Parent to be a Restricted Subsidiary if:

(1) the Company and the Restricted Subsidiaries could incur the Indebtedness which is deemed to be incurred upon such designation under Section 4.08 (“Incurrence of Indebtedness and Issuance of Preferred Stock”), equal to the total Indebtedness of such Subsidiary calculated on a pro forma basis as if such designation had occurred on the first day of the four-quarter reference period;

(2) the designation would not constitute or cause a Default or Event of Default; and

(3) the Company delivers to the Trustee a certified copy of a resolution of the Board of Directors of Parent giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions, including the incurrence of Indebtedness under Section 4.08 (“Incurrence of Indebtedness and Issuance of Preferred Stock”).

Parent or the Company shall be required to designate each applicable Subsidiary to become a Restricted Subsidiary and a Guarantor and pledge its assets and property as Collateral pursuant to Section 4.13 (“Additional Note Guarantees”) and shall be required to comply with the conditions set forth in this clause (b) of this Section 4.14 in connection therewith within 20 Business Days or as soon as practicable where applicable local law requires additional time for compliance with applicable legal requirements. For the avoidance of doubt, no direct or indirect Subsidiary of Parent may become a Restricted Subsidiary for purposes of this Indenture if such Subsidiary is a Subsidiary of Parent but not the Company.

Section 4.15 Payments for Consent.

Neither Parent nor the Company will, and neither of them will permit any of the Restricted Subsidiaries, any Other Guarantor or any of their respective Affiliates to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.16 Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Parent or the Company will furnish to the Holders or cause the Trustee to furnish to the Holders of Global Notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly reports on Form 10-Q and annual reports on Form 10-K that would be required to be filed with the SEC on such forms if Parent or the Company were required to file such reports under the Exchange Act;

(2) all current reports on Form 8-K that would be required to be filed with the SEC on such form if Parent or the Company were required to file such reports under the Exchange Act; and

(3) in a footnote to Parent’s financial statements included in quarterly or annual reports to be filed or furnished pursuant to clauses (1) and (2) of this Section 4.16(a), the financial information required to comply with Rule 3-10 of Regulation S-X under the Securities Act.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by Parent’s certified independent accountants. In addition, Parent will post the reports on its website within the time periods specified in the rules and regulations applicable to such reports and Parent will file a copy of each of the reports referred to in clauses (1) and (2) of this Section 4.16(a) with the SEC for public availability within those time periods (unless the SEC will not accept such a filing). Parent and the Company will be deemed to have furnished such reports referred to above to the Trustee and Holders if Parent has filed such reports with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available.

If at any time the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Parent or the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this Section 4.16(a) with the SEC within the time periods specified by the SEC for registrants that are non-accelerated filers unless the SEC will not accept such a filing. Neither Parent nor the Company will take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Parent’s or the Company’s filings for any reason, Parent or the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply to non-accelerated filers if Parent or the Company were required to file those reports with the SEC.

(b) The quarterly and annual reports and financial information required by the preceding paragraphs will include a Management’s Discussion and Analysis of Financial Condition and Results of Operations (the “MD&A”) of Parent, which shall include a discussion and analysis of the Company and the Restricted Subsidiaries. If the Board of Directors of Parent has designated any of the Restricted Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and also in the MD&A, of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

Parent agrees that, for so long as any Notes remain outstanding, it will use commercially reasonable efforts to hold and participate in quarterly conference calls with Holders of the Notes and securities analysts relating to the financial condition and results of operations of Parent, the Company and the Restricted Subsidiaries.

(c) In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d) Delivery of such reports, information and documents to the Trustee shall be for informational purposes only, and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including Parent or the Company, compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on officers’ certificates).

(e) Documents filed by us with the SEC via the EDGAR system will be deemed filed with the Trustee as of the time such documents are filed via EDGAR. Delivery of such reports, information and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on officers’ certificates).

Section 4.17 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, each Holder will have the right to require the Company to repurchase all or any part (equal to a minimum amount of $2,000 and integral multiples of $1,000) of that Holder’s Notes pursuant to a change of control offer (a “Change of Control Offer”) on the terms set forth in this Indenture. In the Change of Control Offer, the Company shall offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest on the Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within ten Business Days following any Change of Control, the Company shall send a notice to the Trustee and each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.17 and that all Notes tendered will be accepted for payment;

(2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”);

(3) that any Note not tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount and integral multiples of $1,000.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations pursuant to the provisions of this Indenture by virtue of such compliance.

(b) On or before the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent shall promptly send to each Holder properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such Note will be in a principal amount of $2,000 or in integral multiples of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable.

The Company shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to this Indenture as described above under Article 3 unless and until there is a default in payment of the applicable redemption price.

Section 4.18 Asset Sales.

(a) The Company shall not, and neither Parent nor the Company shall permit any of the Restricted Subsidiaries to, directly or indirectly, consummate the sale, lease (except under an (i) Internal Charter, (ii) a Drilling Contract or (iii) a Permitted Third Party Charter), conveyance or other disposition of any Deepwater Vessel or any right to a Deepwater Vessel or a construction contract respecting the construction of a Deepwater Vessel. In addition, the Company shall not, and neither Parent nor the Company shall permit any of the Restricted Subsidiaries to, directly or indirectly, consummate any other Asset Sale unless:

(1) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash; provided, however, to the extent that any disposition in such Asset Sale was of Collateral, the non-cash consideration received is pledged as Collateral under the Collateral Agreements contemporaneously with such sale, in accordance with the requirements set forth in this Indenture.

For purposes of this Section 4.18, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets so long as the Company or such Restricted Subsidiary are released from further liability;

(B) any securities, Notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of the receipt thereof, to the extent of the cash received in that conversion; and

(C) any stock or assets of the kind referred to in clauses (2) or (4) of paragraph (b) of this Section 4.18.

Any Asset Sale pursuant to an Involuntary Transfer shall not be required to satisfy the conditions set forth in clauses (1) and (2) of this Section 4.18(a).

(b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale (including, without limitation, an Involuntary Transfer, but excluding an Asset Sale involving a Vessel that is permitted under this Indenture, which is subject to the next succeeding paragraph), the Company or the applicable Restricted Subsidiary, as the case may be, may apply such Net Proceeds:

(1) to repay Indebtedness, including Notes and permanent reductions of Obligations under any Credit Facility (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto);

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business of the Company, if, after giving effect to any such acquisition of Capital Stock, such Permitted Business is or becomes a Restricted Subsidiary;

(3) to make a capital expenditure for the Company or any of the Restricted Subsidiaries; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in the Company’s Permitted Business.

Within 180 days of any sale, lease (except under an Internal Charter, Drilling Contract or Permitted Third Party Charter), conveyance or other disposition of any Vessel or any right to a Vessel or a construction contract respecting the construction of a Vessel, in each case (other than a Deepwater Vessel or that is otherwise not prohibited under this Indenture), the Company or the applicable Restricted Subsidiary, as the case may be, must reinvest such Net Proceeds in a Vessel. Pending the final application of any Net Proceeds, the Company may temporarily reduce outstanding revolving credit Indebtedness of Parent, the Company, any Restricted Subsidiary or any Other Guarantor, or otherwise invest the Net Proceeds in cash and Cash Equivalents.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in paragraph (b) of this Section 4.18 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Company shall, within ten (10) Business Days thereof, make an offer (the “Asset Sale Offer”) to all Holders and all holders of other Pari Passu Obligations containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other Pari Passu Obligations that may be purchased out of the Excess Proceeds.

(d) The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash.

(e) If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture and the Collateral Agreements; provided that pending any such application, the proceeds of the Asset Sale, whether assets, property or cash, are subject to a Lien under the Collateral Agreements.

(f) If the aggregate principal amount of Notes and other Pari Passu Obligations tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Company shall select such other Pari Passu Obligations to be purchased on a pro rata basis, provided that applicable denominations of the Notes are preserved. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company shall not, and neither Parent nor the Company shall permit any Restricted Subsidiary to, enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Sale Offer.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

Section 4.19 Impairment of Security Interest.

Neither the Company nor any Guarantor shall be permitted to take any action, or omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Pari Passu Collateral Agent, the Trustee and the Holders of the Notes except as expressly set forth in this Indenture or the Collateral Agreements. Neither the Company nor the Guarantors shall be permitted to take any action or otherwise attempt to enforce any claim or maritime Lien against any Vessel that has priority over any claim or Lien of the Pari Passu Collateral Agent, the Trustee and the Holders of the Notes in respect of any Collateral, including any such claims or Liens arising under Ship Mortgages.

Any release of Collateral in accordance with Section 12.03 (“Release of Collateral”) and the Collateral Agreements will not be deemed to impair the security under this Indenture, and any appraiser or other expert may rely on such provision in delivering a certificate requesting release so long as all other provisions of this Indenture with respect to such release have been complied with.

Section 4.20 Withholding Taxes

(a) All payments made on behalf of the Company or any Guarantor under or with respect to the Notes or the Note Guarantees must be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of any Specified Tax Jurisdiction or by any authority or agency therein or thereof having power to tax (or the jurisdiction of incorporation or organization of any successor of the Company or any Guarantor) (hereinafter “Taxes”), unless the Company or the applicable Guarantor, as applicable, are so required to withhold or deduct Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency.

(b) If the Company or any Guarantor (or any successor of any of them), as applicable, are so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Notes or the Note Guarantee, the Company or such Guarantor (or any successor of any of them), as applicable, will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to payments made to a Holder (an “Excluded Holder”) in respect of a beneficial owner:

(1) which is subject to such Taxes by reason of its being connected with any Specified Tax Jurisdiction otherwise than by the mere holding of Notes or the receipt of payments thereunder (or under the related Note Guarantee);

(2) which presents any Note for payment of principal more than 30 days after the later of (x) the date on which payment first became due and (y) if the full amount payable has not been received by the Trustee on or prior to such due date, the date on which, the full amount payable having been so received, notice to that effect shall have been given to the Holders by the Trustee, except to the extent that the Holder would have been entitled to such Additional Amounts on presenting such Note for payment on the last day of the applicable 30-day period;

(3) which failed duly and timely to comply with a reasonable, timely request of the Company to provide information, documents or other evidence concerning the Holder’s nationality, residence, entitlement to treaty benefits, identity or connection with any Specified Tax Jurisdiction or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have reduced or eliminated any Taxes as to which Additional Amounts would have otherwise been payable to such Holder but for this clause (3);

(4) on account of any estate, inheritance, gift, sale, transfer, personal property or other similar Tax;

(5) which is a fiduciary, a partnership or not the beneficial owner of any payment on a Note, if and to the extent that any beneficiary or settlor of such fiduciary, any partner in such partnership or the beneficial owner of such payment (as the case may be) would not have been entitled to receive Additional Amounts with respect to such payment if such beneficiary, settlor, partner or beneficial owner had been the Holder of such Note;

(6) on account of Taxes imposed on a payment to an individual and required to be made pursuant to the European Union Directive on the taxation of savings, which was adopted on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, that directive;

(7) to the extent the Additional Amount relates to any Taxes imposed on a Note presented for payment by or on behalf of a Holder who would have been able to avoid that withholding or deduction by presenting the relevant Note to another Paying Agent in a member state of the European Union; or

(8) any combination of the foregoing numbered clauses of this Section.

(c) The Company or any applicable Guarantor (or any successor of any of them), as applicable, will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law. The Company or any applicable Guarantor (or any successor of any of them), as applicable, will furnish to the Trustee, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, copies of tax receipts evidencing such payment by the Company or such Guarantor (or any successor of any of them), as applicable:

(1) in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to the Company or such Guarantor (or any successor of any of them), as applicable; and

(2) certified by such taxing authority (or, if no such certification is available from such taxing authority, then by means of an Officers’ Certificate from the Company or such Guarantor (or any successor of any of them), as applicable).

The Trustee shall thereafter make such evidence available to the Holders upon written request.

(d) The Company or any Guarantor (or any successor of any of them), as applicable, will upon written request of each Holder (other than an Excluded Holder), reimburse each such Holder for the amount of:

(1) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes, the Note Guarantee or a mortgaged Vessel, as applicable; and

(2) any Taxes imposed with respect to any such reimbursement under the immediately preceding clause (1), but excluding any Taxes on such Holder’s net income, so that the net amount received by such Holder after such reimbursement will not be less than the net amount the Holder would have received if Taxes (other than such Taxes on such Holder’s net income) on such reimbursement had not been imposed.

(e) Whenever in this Indenture there is mentioned, in any context, (i) the payment of principal, (ii) purchase or redemption prices in connection with a purchase or redemption of Notes, (iii) interest or (iv) any other amount payable on or with respect to any of the Notes, or any payment pursuant to the Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(f) The foregoing obligations shall survive any defeasance or discharge of this Indenture.

(g) The Company or the Guarantors will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the Notes, the Note Guarantee or a Mortgage or other Collateral Agreement or any other document or instrument in relation thereto, or the receipt of any payments with respect to the Notes, the Note Guarantee or a Mortgage or other Security Agreement, excluding such taxes, charges or similar levies imposed by any jurisdiction outside of any Specified Tax Jurisdiction, the jurisdiction of incorporation of any successor of the Company or any jurisdiction in which a Paying Agent is located, and has agreed to indemnify the Holders for any such taxes paid by such Holders.

Section 4.21 Vessel Transfers.

The Company and the Guarantors shall be permitted to transfer legal title to a Vessel from one existing Guarantor to another existing Guarantor (or to an entity that simultaneously with such transfer becomes a Guarantor) subject to all of the existing security covering such Vessel remaining in place and upon completion of the following:

(1) the Company shall give the Pari Passu Collateral Agent written notice of any such proposed transfer not fewer than 30 days prior to the anticipated date of such transfer;

(2) the bill of sale or other instrument of transfer will explicitly state that the transfer is subject to the assumption or continuance of the existing Ship Mortgage in full force and effect;

(3) the relevant Vessel will be duly re-registered in the name of the transferee Guarantor under the laws and flag of the relevant jurisdiction simultaneously with such transfer and evidence thereof delivered to the Pari Passu Collateral Agent on such date;

(4) if appropriate in the opinion of the legal counsel described in clause (7) of this Section 4.21, an instrument of assumption of mortgage will be executed by the transferee Guarantor and the Pari Passu Collateral Agent and registered promptly with such transfer with the appropriate authorities of the Vessel’s jurisdiction of registry, or any such other instrument required to perfect a Ship Mortgage in favor of the Pari Passu Collateral Agent as required by the Vessel’s jurisdiction of registry;

(5) simultaneously with such transfer, the transferee Guarantor shall acknowledge in writing to the Pari Passu Collateral Agent that the Ship Mortgage and all other Collateral relating to the Vessel remains in full force and effect and is ratified and confirmed by the transferee Guarantor;

(6) on the same date of such transfer, the Company and the transferee Guarantor shall deliver to the Pari Passu Collateral Agent a certificate of ownership and encumbrance or similar certificate issued by the jurisdiction of registration of the Vessel evidencing re-registration in the name of the transferee Guarantor and the continuance of the Ship Mortgage in favor of the Pari Passu Collateral Agent; and

(7) the Company shall cause to be delivered to the Pari Passu Collateral Agent on the same date of such transfer a legal opinion from outside counsel reasonably satisfactory to the Pari Passu Collateral Agent to the following effect (i) the Vessel is duly registered (preliminarily registered if the jurisdiction is Panama) in the name of the transferee Guarantor with the appropriate authorities of the Vessel’s jurisdiction of registry; (ii) the Ship Mortgage constitutes the legal, valid and binding obligation of the transferee Guarantor and remains duly registered as a first priority Lien or ship mortgage in favor of the Pari Passu Collateral Agent with priority dating back to the date on which such Ship Mortgage was initially registered in favor of the Pari Passu Collateral Agent; (iv) an assumption of the Ship Mortgage by the transferee Guarantor has been duly registered (preliminarily registered if the jurisdiction is Panama) (or an opinion that such an assumption is not required to maintain the status of the mortgage or the assumption by the transferee Guarantor of all obligations of the mortgagor thereunder); (v) all Collateral relating to the Vessel constitutes legal, valid and binding obligations of the transferee Guarantor; (iv) all filings and consents in the relevant jurisdictions have been obtained or made; and (vi) such transfer is in compliance with the terms of this Indenture. Such legal opinion shall also contain such other opinions as are requested by the Pari Passu Collateral Agent and otherwise be in form and substance reasonably satisfactory to the Pari Passu Collateral Agent. The counsel issuing such opinion may rely on local counsel admitted to practice in the jurisdiction of registration of the Vessel with respect to matters governed by the laws of such jurisdiction. If the vessel transferred is registered under the laws and flag of Panama, the Company shall also covenant to deliver to the Pari Passu Collateral Agent an opinion of Panamanian counsel reasonably satisfactory to the Pari Passu Collateral Agent not later than five (5) months after the date of transfer confirming that such Vessel has been permanently registered in the name of the transferee Guarantor and that any assumption of Ship Mortgage or other instrument required to be filed has been permanently recorded.

Section 4.22 Tungsten Explorer Delivery Date.

(a) On the date (the “Tungsten Explorer Delivery Date”) on which the Tungsten Explorer is delivered by DSME to, and accepted by, Parent, the Company or one of their Subsidiaries, the Company covenants and agrees to execute and deliver, or to cause to be executed and delivered, and to do, or cause to be done, the documents or actions set out below:

(1) Delivery to the Pari Passu Collateral Agent, in form reasonably satisfactory to the Pari Passu Collateral Agent, of:

(A) a copy of the Protocol of Delivery and Acceptance respecting the Tungsten Explorer executed by (i) DSME and (ii) the Company or a Subsidiary of the Company, or any branch or office thereof;

(B) a copy of the full warranty Bill of Sale and Builder’s Certificate respecting the Tungsten Explorer;

(C) a copy of the interim class certificate;

(D) a copy of the Bahamian Certificate of Registry respecting the Tungsten Explorer;

(E) a copy of the Bahamian Certificate of Ownership and Encumbrance issued by the appropriate Bahamian authorities evidencing registration of the Tungsten Explorer under Bahamian flag in the name of Parent, the Company or one of their Subsidiaries and recording of the Ship Mortgage;

(F) a copy of the duly executed Ship Mortgage (including deed of covenants) covering the Tungsten Explorer (and in respect of the deed of covenants only, also the Pari Passu Collateral Agent) and duly filed with the Bahamian authorities;

(G) (a) evidence of insurance respecting the Tungsten Explorer that complies with the insurance requirements set forth in the Collateral Agreements, including copies of cover notes (with loss payable clause and notice of assignment attached), letter from protection and indemnity club, and letter detailing the insurances from the Company’s independent marine insurance broker and (b) a favorable report from the Insurance Advisor addressed to the Pari Passu Collateral Agent stating that the insurances covering the Tungsten Explorer (x) comply with the requirements of the Ship Mortgage and (y) are sufficient in form and substance to protect the interests of the Pari Passu Collateral Agent and the Holders.

(H) a copy of a duly executed Internal Charter, if any, respecting the Tungsten Explorer to cover any and all bareboat charters respecting the Tungsten Explorer or an Officers’ Certificate stating that the Company has not entered into any Internal Charter;

(I) a copy of the duly executed Drilling Contract respecting the Tungsten Explorer (if any);

(J) an opinion of the Company’s Bahamian legal counsel, in the form attached hereto as Exhibit J;

(K) an opinion of counsel of the Company or Restricted Subsidiary that will be the owner of the Tungsten Explorer in form and substance reasonably satisfactory to the Pari Passu Collateral Agent; and

(L) a duly executed Assignment of Insurance, Assignment of Earnings, Internal Charterer’s Assignment of Insurance (if any), Internal Charterer’s Assignment of Earnings (if any) or Accession Agreement (if any).

(2) Performance of any additional Uniform Commercial Code, Companies’ Registry or other similar filings or notices or recordings requested by the Pari Passu Collateral Agent to perfect the security interests or Liens granted, or intended to be granted, by any Collateral Agreement and delivery of evidence of the foregoing to the Pari Passu Collateral Agent in form and substance reasonably satisfactory to the Pari Passu Collateral Agent.

Section 4.23 Suspension of Covenants.

(a) If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the following covenants will be suspended (collectively, the “Suspended Covenants”):

(1) Section 4.07;

(2) Section 4.08;

(3) Section 4.10;

(4) Section 4.11;

(5) Section 4.13;

(6) Section 4.18; and

(7) clause (4) of Section 5.01(a).

(b) In the event that Parent, the Company, the Restricted Subsidiaries and the Other Guarantors are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then Parent, the Company, the Restricted Subsidiaries and the Other Guarantors will thereafter again be subject to the Suspended Covenants under this Indenture with respect to events from any such Reversion Date until the maturity of the Notes unless there is a subsequent Suspension Period. The period of time between any Covenant Suspension Event and any Reversion Date is referred to in this description as the “Suspension Period.”

(c) On any Reversion Date, all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified as having been incurred or issued pursuant to Section 4.08(a) or one of the clauses set forth under Section 4.08(b) (to the extent such Indebtedness or Disqualified Stock or preferred stock would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date); provided that to the extent such Indebtedness, Disqualified Stock or preferred stock would not be so permitted to be incurred or issued pursuant to Section 4.08(a) such Indebtedness, Disqualified Stock or preferred stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of Section 4.08(b). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.07 will be made as though the covenant described in Section 4.07 had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.07(a).

(d) The Company shall give the Trustee prompt written notice of any Covenant Suspension Event. In the absence of such notice, the Trustee shall assume the Suspended Covenants apply and are in full force and effect. The Company shall give the Trustee prompt written notice of any occurrence of a Reversion Date. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

(e) No Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by Parent, the Company, the Restricted Subsidiaries and the Other Guarantors during the Suspension Period. Within 30 days of such Reversion Date, the Company must comply with the terms of Section 4.13.

(f) Notwithstanding that the Suspended Covenants may be reinstated, the failure to comply with the Suspended Covenants during the Suspension Period (including any action taken or omitted to be taken with respect thereto) or after the Suspension Period based solely on events that occurred during the Suspension Period will not give rise to a Default or Event of Default under this Indenture. In addition, without causing a Default or Event of Default, Parent, Issuer, Restricted Subsidiaries and Other Guarantors shall be permitted to honor any contractual commitments entered into during a Suspension Period following a Reversion Date; provided that such contractual commitments were entered into during the Suspension Period and not in contemplation of a reversion of the Suspended Covenants.

(g) For purposes of Section 4.18, on the Reversion Date, any unutilized Excess Proceeds amount will be reset to zero.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, or Sale of Assets.

(a) None of Parent, the Company or any other Guarantor will, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Parent, the Company or such other Guarantor, as applicable, is the surviving Person); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of, with respect to Parent, the Company, the Restricted Subsidiaries and the Other Guarantors taken as a whole, or, with respect to the Company and the Restricted Subsidiaries taken as a whole, in each case, in one or more related transactions, to another Person, unless:

(1) either: (a) Parent, the Company or such other Guarantor, as applicable, is the surviving Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than Parent, the Company or such other Guarantor, as the case may be) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the Cayman Islands, the United States, any state of the United States or the District of Columbia or, in the case of Parent, any other similar jurisdiction so long as neither the laws of any such jurisdiction nor any such transaction would adversely affect the Holders;

(2) the Person formed by or surviving any such consolidation or merger (if other than Parent, the Company or such other Guarantor, as applicable) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Parent, the Company or such other Guarantor, as applicable, under the Notes, Note Guarantees and the other Obligations under this

Indenture, the Registration Rights Agreement and the Collateral Agreements, as applicable, pursuant to a supplemental indenture or an amendment thereto, as applicable, in each case reasonable satisfactory in form to the Trustee and the Noteholder Collateral Agent, as applicable (it being agreed that if the Company merges with or into Parent, Parent must assume all such obligations of the Company), provided that, if such Person is a limited liability company or a limited partnership, then Parent, the Company or such Person shall have the Notes assumed or issued, on a joint and several basis, with a corporation in which it owns 100% of the Equity Interests;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) except with respect to a transaction solely between or among Parent, the Company, any of the Restricted Subsidiaries or any Other Guarantor, Parent, the Company or the Person formed by or surviving any such consolidation or merger (if other than Parent or the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred on the first day of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the applicable ratio of Indebtedness to Consolidated Cash Flow test set forth in clause (a) of Section 4.08 (“Incurrence of Indebtedness and Issuance of Preferred Stock”).

(b) In addition, neither Parent nor the Company will, directly or indirectly, lease all or substantially all of the properties and assets of any of them or the Restricted Subsidiaries or Other Guarantors taken as a whole, in one or more related transactions to any other Person.

(c) This Section 5.01 will not apply to any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and any Restricted Subsidiary. Clauses (3) and (4) of paragraph (a) of this Section will not apply to a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction. Clause (4) of paragraph (a) of this Section will not apply to any Guarantor, other than Parent.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of Parent, the Company or its Restricted Subsidiaries in a transaction that is subject to, and that complies with the provisions of, Section 5.01 (“Merger, Consolidation; Sale of Assets”) hereof, the successor Person formed by such consolidation or into or with which Parent, the Company or Restricted Subsidiaries is or are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Parent” or the “Company,” as applicable, shall refer instead to the successor Person and not to Parent, the Company or the applicable Restricted Subsidiaries), and may exercise every right and power of Parent, the Company or Restricted

Subsidiaries under this Indenture with the same effect as if such successor Person had been named as Parent, Company or Restricted Subsidiaries herein; provided, however, that the predecessor Parent, Company or Restricted Subsidiaries shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of Parent’s, Company’s or the applicable Restricted Subsidiaries’ assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 (“Merger, Consolidation, or Sale of Assets”) hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest with respect to the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by Parent, the Company, any of the Restricted Subsidiaries or any Other Guarantor, as the case may be, to timely offer to purchase, purchase and pay for Notes as required by the provisions of Section 3.09 (“Mandatory Redemption Upon Event of Loss of a Vessel”), Section 4.17 (“Offer to Repurchase Upon Change of Control”) or Section 4.18 (“Asset Sales”), or to comply with the provisions of Section 4.07 (“Restricted Payments”), Section 4.08 (“Incurrence of Indebtedness and Issuance of Preferred Stock”) or Section 5.01 (“Merger, Consolidation, or Sale of Assets”);

(4) failure by Parent to comply with the obligations set forth in clause (2)(f) of the second paragraph of the definition of “Parent Consolidated Cash Flow” within 90 days from the date of occurrence of the event giving rise to the obligations thereunder;

(5) failure by Parent, the Company, any of the Restricted Subsidiaries or any Other Guarantor for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture (120 days with respect to Section 4.16 (“Reports”), subject to the following paragraph);

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Parent, the Company, any of the Restricted Subsidiaries or any Other Guarantor (or the payment of which is guaranteed by Parent, the Company, any of the Restricted Subsidiaries or any Other Guarantor), whether such Indebtedness now exists, or is created after the date of this Indenture, if that default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(7) failure by Parent, the Company, any of the Restricted Subsidiaries or any Other Guarantor to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after the due date thereof;

(8) breach by the Company or any Guarantor of any material representation or warranty or agreement in the Collateral Agreements, the repudiation by the Company or any Guarantor of any of its obligations under the Collateral Agreements or the unenforceability of the Collateral Agreements against the Company or any Guarantor for any reason;

(9) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(10) Parent, the Company or any of the Restricted Subsidiaries that is a Significant Subsidiary or any group of the Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a custodian of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due; and

(11) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against Parent, the Company or any of the Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of Parent, the Company or any of the Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Parent, the Company or any of the Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of Parent, the Company or any of the Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Notwithstanding the above, if the Company elects by giving written notice to the Trustee, the sole remedy for an Event of Default relating to the failure to comply with Section 4.16 (“Reports”), and/or for failure to comply with the requirements of Section 314(a)(1) of the TIA will, for the 60 days after the occurrence of such an Event of Default, consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.25% of the principal amount of the Notes then outstanding over such portion of the 60-day period immediately following such Event of Default during which such Event of Default is continuing (such interest, “Special Interest”). In the event the Company does not elect to pay the Special Interest, upon an Event of Default under this Section, the Notes will be subject to acceleration as provided below in Section 6.02 (“Acceleration”). The Special Interest that accrues on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with Section 4.16 (“Reports”) and/or for any failure to comply with the requirements of Section 314(a)(1) of the TIA first occurs to, but not including, the 60th day thereafter (or such earlier date on which the Event of Default relating to such failure shall have been cured or waived) and will be payable in the same manner as Special Interest. On such 60th day (or earlier, if the Event of Default relating to such failure is cured or waived prior to such 60th day) such Special Interest will cease to accrue and the Notes will be subject to acceleration, as provided below in Section 6.02 (“Acceleration”), if the Event of Default is continuing. This provision will not affect the rights of Holders in the event of the occurrence of any other Event of Default.

Notwithstanding the above, any shortfall in payment, made necessary by the existence of de minimus dollar amounts that cannot be divided equally among the Holders shall in no way be considered a Default or Event of Default under this Indenture.

Section 6.02 Acceleration.

In the case of an Event of Default specified in clause (10) or (11) of Section 6.01 (“Events of Default”) hereof, with respect to Parent, the Company, any Restricted Subsidiary or any Other Guarantor, as applicable, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any remedy available pursuant to applicable law to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes (including in connection with a redemption or an offer to purchase right of Holders pursuant to Article 3); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related Payment Default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability. The Trustee may also withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.

Section 6.06 Limitation on Suits.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08 Collection Suit by Trustee or Noteholder Collateral Agent.

If an Event of Default specified in Section 6.01(1) or (2) (“Events of Default”) hereof occurs and is continuing, the Trustee or the Noteholder Collateral Agent may recover judgment (a) in its own name and (b)(1) in the case of the Trustee, as Trustee of an express trust or (2) in the case of the Noteholder Collateral Agent, as collateral agent on behalf of the Holders, in each case against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Noteholder Collateral Agent and their respective agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee shall be authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee or the Noteholder Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Noteholder Collateral Agent and their respective agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian or trustee in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee or the Noteholder Collateral Agent, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, the Noteholder Collateral Agent and their respective agents and counsel, and any other amounts due the Trustee or the Noteholder Collateral Agent under the Collateral Agreements and Section 7.07 (“Compensation and Indemnity”) hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 (“Compensation and Indemnity”) hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee or the Noteholder Collateral Agent, as the case may be, to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

Subject to the Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

First: to the Trustee, the Noteholder Collateral Agent, the Paying Agent and the Registrar for amounts due under Section 7.07 (“Compensation and Indemnity”) hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or the Noteholder Collateral Agent, as the case may be, and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a Record Date and Interest Payment Date for any payment to Holders pursuant to this Section.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Noteholder Collateral Agent, as the case may be, for any action taken or omitted by it as a Trustee or the Noteholder Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee or the Noteholder Collateral Agent, as the case may be, a suit by a Holder of a Note pursuant to Section 6.07 (“Rights of Holders to Receive Payment”) hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the form requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 (“Control by Majority”) hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture or the Collateral Agreements at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security reasonably satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The Trustee shall not be required to take notice or be deemed to have notice of any Event of Default, except failure of the Company to cause to be made any of the payments required to be made to the Trustee, unless the a Responsible Officer shall be specifically notified by a writing of such default by the Company or by the Holders of at least 25% aggregate principal amount of the Notes then outstanding delivered to the Corporate Trust Office of the Trustee and, in the absence of such notice so delivered the Trustee may conclusively assume no default exists.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 (“Eligibility; Disqualification”) and 7.11 (“Preferential Collection of Claims Against Company”) hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Collateral Agreements, the Notes or the Collateral, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders a notice of the Default or Event of Default within 90 days after it occurs or if discovered later than 90 days, promptly after such discovery. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or Interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each December 15th beginning with the December 15th following the Issue Date, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).

(b) A copy of each report at the time of its mailing to the Holders will be mailed by the Trustee to the Company and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company will promptly notify the Trustee in writing when the Notes are listed on any stock exchange.

Section 7.07 Compensation and Indemnity.

(a) The Company will pay to the Trustee, Noteholder Collateral Agent, Paying Agent and Registrar (each, an “Indemnified Party”) from time to time reasonable compensation for its acceptance of this Indenture, the Collateral Agreements and services hereunder and thereunder; provided that the compensation set forth in any written fee agreement executed in connection herewith shall be deemed reasonable. The Trustee’s compensation will not be limited by any law on compensation of a Trustee of an express trust. The Company will reimburse each Indemnified Party promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Indemnified Party’s agents and counsel.

(b) The Company and the Guarantors will indemnify the Indemnified Party against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture or the Collateral Agreements, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Indemnified Party will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Indemnified Party to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder or under the Collateral Agreements. The Company or such Guarantor will defend the claim and the Indemnified Party will cooperate in the defense. Each Indemnified Party may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel if (i) the Company shall have failed to assume the defense thereof or employed counsel reasonably satisfactory to the Trustee, or (ii) the Trustee has been advised by such counsel that there may be one or more defenses available to it that are different from or in addition to those available to the Company. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section will survive the satisfaction and discharge of this Indenture and the termination of the Collateral Agreements.

(d) To secure the Company’s and the Guarantors’ payment obligations in this Section, each Indemnified Party will have a Lien prior to the Notes on all money, Collateral or property held or collected by the Trustee, in its capacity as Trustee, or the Noteholder Collateral Agent in its capacity as Noteholder Collateral Agent, except, in the case of the Trustee, that held in trust to pay principal, premium, if any, and interest on particular Notes pursuant to Article 8 hereof. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When an Indemnified Party incurs expenses or renders services after an Event of Default specified in Section 6.01(9) or (10) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 (“Eligibility; Disqualification”) hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 (“Eligibility; Disqualification”) hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 (“Compensation and Indemnity”) hereof. Notwithstanding replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 (“Compensation and Indemnity”) hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee. As soon as practicable, the successor Trustee shall mail a notice of its succession to the Company and the Holders. Any such successor must nevertheless be eligible and qualified under the provisions of Section 7.10 (“Eligibility; Disqualification”) hereof.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate Trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11 Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

Section 7.12 Trustee in Other Capacities; Noteholder Collateral Agent and Paying Agent.

References to the Trustee in Sections 7.01(b) and (f) (“Duties of Trustee”), 7.02 (“Rights of Trustee”), 7.03 (“Individual Rights of Trustee”), 7.04 (“Trustee’s Disclaimer”), 7.07 (“Compensation and Indemnity”), and 7.08 (“Replacement of Trustee”) shall be understood to include the Trustee when acting in its other capacities under this Indenture, including, without limitation, as Paying Agent and Noteholder Collateral Agent. Without limiting the foregoing, and for the avoidance of doubt, such Sections shall be read to apply to the Noteholder Collateral Agent and the Collateral Agreements, mutatis mutandis, in addition to this Indenture. The privileges, rights, indemnities, immunities and exculpatory provisions contained in this Indenture shall apply to the Trustee, whether it is acting under this Indenture, the other Indenture Documents and the Intercreditor Agreement.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 (“Legal Defeasance and Discharge”) or 8.03 (“Covenant Defeasance”) hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 (“Option to Effect Legal Defeasance or Covenant Defeasance”) hereof of the option applicable to this Section 8.02 (“Legal Defeasance and Discharge”), the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 (“Conditions to Legal or Covenant Defeasance”) hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, “Legal Defeasance” means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 (“Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions”) hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes (including in connection with any redemption or purchase of Notes pursuant to Article 3) when such payments are due from the trust referred to in Section 8.05 (“Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions”) hereof;

(2) the Company’s obligations with respect to the Notes under Article 2 and Section 4.02 (“Maintenance of Office or Agency”) hereof concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantors’ obligations in connection therewith; and

(4) this Section and Section 8.02 (“Legal Defeasance and Discharge”) of this Indenture.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 (“Legal Defeasance and Discharge”) notwithstanding the prior exercise of its option under Section 8.03 (“Covenant Defeasance”) hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 (“Option to Effect Legal Defeasance or Covenant Defeasance”) hereof of the option applicable to this Section 8.03 (“Covenant Defeasance”), the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 (“Conditions to Legal or Covenant Defeasance”) hereof, be released from each of their obligations under the covenants contained in Sections 4.07 (“Restricted Payments”), 4.08 (“Incurrence of Indebtedness and Issuance of Preferred Stock”), 4.09 (“Liens”), 4.10 (“Dividend and Other Payment Restrictions Affecting Subsidiaries”), 4.11 (“Transactions with Affiliates”), 4.12 (“Business Activities”), 4.13 (“Additional Note Guarantees”), 4.14 (“Designation of Restricted and Unrestricted Subsidiaries”), 4.15 (“Payments for Consent”), 4.16 (“Reports”), 4.17 (“Offer to Repurchase Upon Change of Control”), 4.18 (“Asset Sales”), 4.19 (“Impairment of Security Interest”) and 4.20 (“Withholding Taxes”) hereof and clause (a)(4) of Section 5.01 (“Merger, Consolidation or Sale of Assets”) and Article 12 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 (“Conditions to Legal or Covenant Defeasance”) hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 (“Events of Default”) hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 (“Option to Effect Legal Defeasance or Covenant Defeasance”) hereof of the option applicable to this Section 8.03 (“Covenant Defeasance”), subject to the satisfaction of the conditions set forth in Section 8.04 (“Conditions to Legal or Covenant Defeasance”) hereof, Sections 6.01(3) through 6.01(8) (“Events of Default”) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 (“Legal Defeasance and Discharge”) or 8.03 (“Covenant Defeasance”) hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, as affirmed in a writing delivered to the Trustee by a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an Opinion of Counsel confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 (“Repayment to Company”) hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying Trustee, collectively for purposes of this Section, the “Trustee”) pursuant to Section 8.04

(“Conditions to Legal or Covenant Defeasance”) hereof in respect of the outstanding Notes will be held (i) held in trust, (ii) at the written direction of the Company, such money may be invested, prior to maturity of the Notes, in Government Securities, and (iii) applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 (“Conditions to Legal or Covenant Defeasance”) hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 (“Conditions to Legal or Covenant Defeasance”) hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) (“Conditions to Legal or Covenant Defeasance”) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Subject to any unclaimed property law, any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money or Government Securities, and all liability of the Company as Trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times or The Wall Street Journal, notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Sections 8.02 (“Legal Defeasance and Discharge”) or 8.03 (“Covenant Defeasance”) hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 (“Legal Defeasance and Discharge”) or 8.03 (“Covenant Defeasance”) hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 (“Legal Defeasance and Discharge”) or 8.03 (“Covenant Defeasance”) hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

Notwithstanding Section 9.02 (“With Consent of Holders”) of this Indenture, the Company, the Guarantors, the Trustee, the Noteholder Collateral Agent and the Pari Passu Collateral Agent, as applicable, may amend or supplement this Indenture Documents and the Registration Rights Agreement without the consent of any Holder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6) to conform the text of this Indenture, the Collateral Agreements, the Notes or the Note Guarantees to any provision of the Description of Notes to the extent that such provision in the Description of Notes was intended to be set forth, verbatim or in substance, in a provision of this Indenture, the Collateral Agreements, the Notes or the Note Guarantees, which intent shall be evidenced by an Officers’ Certificate to that effect;

(7) to evidence and provide for the acceptance of the appointment under this Indenture and the Collateral Agreements of a successor Trustee, Noteholder Collateral Agent or Pari Passu Collateral Agent;

(8) to make any other provisions with respect to matters or questions arising under this Indenture, the Collateral Agreements, the Notes, the Note Guarantees or the Intercreditor Agreement (if any), provided that the actions pursuant to this clause will not adversely affect the interests of the Holders of the Notes in any material respect, as determined in good faith by the Company;

(9) to enter into additional or supplemental Collateral Agreements;

(10) to release Collateral when permitted or required by this Indenture or the Collateral Agreements;

(11) to provide for the issuance of additional Notes in accordance with the limitations set forth in this Indenture as of the date of this Indenture, including Section 4.08 (“Incurrence of Indebtedness and Issuance of Preferred Stock”);

(12) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;

(13) to enter into, and to perfect security interests and Liens granted therein, the Collateral Agreements and transactions contemplated thereby respecting Bahamian registration of the Tungsten Explorer and its mortgaging after the Issue Date; or

(14) to accept and consent to, and to take all steps to perfect a security interest under, Collateral Agreements to be granted subsequent to the Issue Date respecting the Tungsten Explorer Construction Contract, Drilling Contracts and Internal Charters.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02(b) (“Rights of Trustee”) hereof, the Trustee will join with the Company and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders.

Except as provided in Section 9.01 (“Without Consent of Holders”) and in this Section, this Indenture, the Notes, the Collateral Agreements, the Note Guarantees or the Intercreditor Agreement (if any) may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes, the Collateral Agreements or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Section 2.08 (“Outstanding Notes”) and Section 2.09 (“Treasury Notes”) hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section.

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the purchase or redemption of the Notes (other than provisions relating to the covenants described above under Sections 3.07 (“Optional Redemption”), 3.08 (“Optional Redemption for Changes in Withholding Taxes”), 3.09 (“Mandatory Redemption Upon Event of Loss of a Vessel”), 4.17 (“Offer to Repurchase Upon a Change of Control”) and 4.18 (“Asset Sales”));

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest, premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest on the Notes;

(7) waive a redemption or repurchase payment with respect to any Note (other than a payment required by one of the covenants described above under Sections 3.07 (“Optional Redemption”), 3.08 (“Optional Redemption for Changes in Withholding Taxes”), Section 3.09 (“Mandatory Redemption Upon Event of Loss of a Vessel”), 4.17 (“Offer to Repurchase Upon a Change of Control”) and 4.18 (“Asset Sales”));

(8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of the Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, the consent of Holders representing at least two-thirds of outstanding Notes will be required to release all or substantially all of the Collateral otherwise than in accordance with this Indenture and the Collateral Agreements.

Section 9.03 Compliance with TIA.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a Record Date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a Record Date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such Record Date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such Record Date.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee and Noteholder Collateral Agent to Sign Amendments, etc.

The Trustee and/or the Noteholder Collateral Agent will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and/or the Noteholder Collateral Agent. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee and/or the Noteholder Collateral Agent, as the case may be, will be entitled to receive and (subject to Section 7.01 (“Duties of Trustee”) hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 (“Certificate and Opinion as to Conditions Precedent”) hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

SATISFACTION AND DISCHARGE

Section 10.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder when:

(1) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the sending of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4) Parent or the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section, the provisions of Sections 10.02 (“Application of Trust Money”) and 8.06 (“Repayment to Company”) hereof will survive. In addition, nothing in this Section will be deemed to discharge those provisions of Section 7.07 (“Compensation and Indemnity”) hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 10.02 Application of Trust Money.

Subject to the provisions of Section 8.05 (“Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions”) hereof, all money deposited with the Trustee pursuant to Section 10.01 (“Satisfaction and Discharge”) hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 10.01 (“Satisfaction and Discharge”) hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.01 (“Satisfaction and Discharge”) hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 11

NOTE GUARANTEES

Section 11.01 Note Guarantee.

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees on a senior secured basis to the extent, with respect to security, set forth in Article 12 and the Collateral Agreements, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Noteholder Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Collateral Agreements or the obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee and the Noteholder Collateral Agent hereunder or thereunder or under any Collateral Agreement will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes, any Collateral Agreement or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder, the Noteholder Collateral Agent or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee, the Noteholder Collateral Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Noteholder Collateral Agent and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(e) Each Guarantor who is or becomes an Internal Charterer by signing this Indenture or pursuant to a supplemental indenture or to a Note Guarantee agrees to the representations, covenants and assignments set forth in the Assignment of Insurances by Internal Charterers and Assignment of Earnings by Internal Charterers set forth in Exhibits H-2 and I-2, respectively. Notwithstanding the foregoing, each Guarantor who is or becomes an Internal Charterer agrees to execute and deliver such Assignments.

Section 11.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of each such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 11.01 (“Note Guarantee”) hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto will be signed by an Officer of such Guarantor (by manual or facsimile signature) on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 (“Note Guarantee”) hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Subsidiary after the Issue Date, if required by Section 4.13 (“Additional Note Guarantees”) hereof, the Company will cause such Subsidiary to comply with the provisions of Section 4.13 (“Additional Note Guarantees”) hereof and this Article 11, to the extent applicable.

Section 11.04 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 11.05 (“Releases”) hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Restricted Subsidiary, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(A) subject to Section 11.05 (“Releases”) hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Indenture and its Note Guarantee and the Collateral Agreements pursuant to a supplemental indenture and an amendment to the Registration Rights Agreement, in each case, in form reasonably satisfactory to the Trustee; or

(B) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture and the Collateral Agreements.

provided, however, that the transfer, sale or other disposition, directly or indirectly, of all or substantially all of the assets of, directly or indirectly, the Guarantors as a whole will be governed by Article 5 and Section 4.18 (“Asset Sales”) and may be subject to Section 4.17 (“Offer to Repurchase Upon Change of Control”).

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Section 11.05 Releases.

The Note Guarantee of a Guarantor (other than Parent, except with respect to clause (4) below) will be released:

(1) in connection with any transfer, sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company, a Guarantor or a Restricted Subsidiary, if the sale or other disposition does not violate Section 4.18 (“Asset Sales”) or Article 5 of this Indenture and complies with the Collateral Agreements;

(2) in connection with any transfer, sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company, a Guarantor or a Restricted Subsidiary, if the transfer, sale or other disposition does not violate Section 4.18 (“Asset Sales”) or Article 5 of this Indenture and complies with the Collateral Agreements;

(3) if Parent or the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture; or

(4) upon Legal Defeasance or satisfaction and discharge of this Indenture as provided under Sections 8.02 (“Legal Defeasance and Discharge”), 8.03 (“Covenant Defeasance”) and 10.01 (“Satisfaction and Discharge”).

Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section will remain liable for the full amount of principal of and interest and premium, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SECURITY

Section 12.01 Grant of Security Interests; Intercreditor Agreement.

(a) The Company and the Guarantors:

(1) shall grant a security interest in the Collateral as set forth in the Collateral Agreements to the Pari Passu Collateral Agent for the benefit of the Pari Passu Secured Parties, to secure the due and punctual payment of the principal of, premium, if any, and interest on the Notes and amounts due hereunder and under the Note Guarantees when and as the same shall be due and payable, whether at Stated Maturity thereof, on an Interest Payment Date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law), if any, on the Notes and the performance of all the Pari Passu Obligations of the Company and the Guarantors to the Holders, the Noteholder Collateral Agent and the Trustee under this Indenture, the Collateral Agreements, the Note Guarantees and the Notes, subject to the terms of the Intercreditor Agreement and any other Permitted Liens;

(2) hereby covenant (A) to perform and observe their obligations under the Collateral Agreements and (B) take any and all commercially reasonable actions (including without limitation the covenants set forth in Section 4.19 (“Impairment of Security Interest”) and in this Article) required to cause the Collateral Agreements to create and maintain, as security for the Obligations contained in this Indenture, the Notes, the Collateral Agreements and the Note Guarantees valid and enforceable, perfected (except as expressly provided herein or therein) security interests in and on all the Collateral, in favor of the Pari Passu Collateral Agent, superior to and prior to the rights of all third Persons, and subject to no other Liens (other than Permitted Liens), in each case, except as expressly permitted herein, therein or in the Intercreditor Agreement;

(3) shall warrant and defend the title to the Collateral against the claims of all persons, subject to the Intercreditor Agreement and any Permitted Liens; and

(4) shall do or cause to be done, at their sole cost and expense, all such actions and things as may be necessary, or as may be required by the provisions of the Collateral Agreements, to confirm to the Pari Passu Collateral Agent the security interests in the Collateral contemplated hereby and by the Collateral Agreements, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and Note Guarantees secured hereby, according to the intent and purpose herein and therein expressed.

(b) Each Holder, by its acceptance of a Note:

(1) appoints the Noteholder Collateral Agent to act as its agent (and by its signature below, the Noteholder Collateral Agent accepts such appointment);

(2) consents and agrees to the terms of each Collateral Agreement, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms, and authorizes and directs the Noteholder Collateral Agent to enter into the Collateral Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith; and

(3) appoints and authorizes and directs the Noteholder Collateral Agent and the Trustee to enter into the Intercreditor Agreement, and, at a future date, to enter into an Intercreditor Agreement with any Credit Agreement Collateral Agent; or

(4) any bank or financial institution that intends to provide, or is in fact providing, a Credit Agreement to the Company or any Guarantor.

(c) This Article 12, the Security Agreement and the other Collateral Agreements (other than the Intercreditor Agreement) will be subject to the terms, limitations and conditions set forth in the Intercreditor Agreement.

(d) The Trustee will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Collateral Agreements and whether to foreclose on the Collateral following a Default or Event of Default.

Section 12.02 Recording and Opinions.

(a) The Company shall, and shall cause each of the Guarantors to, at their sole cost and expense, take or cause to be taken all commercially reasonable action required to perfect (except as expressly provided in the Collateral Agreements), maintain (with the priority required under the Collateral Agreements), preserve and protect the security interests in the Collateral granted by the Collateral Agreements, including (i) the filing of financing statements, continuation statements, collateral assignments and any instruments of further assurance, in such manner and in such places as may be required by law to preserve and protect fully the rights of the Holders, the Pari Passu Collateral Agent, and the Trustee under this Indenture and the

Collateral Agreements to all property comprising the Collateral pursuant to the terms of the Collateral Agreements, and (ii) the delivery of the certificates, if any, evidencing the certificated securities pledged under the Collateral Agreements, duly endorsed in blank or accompanied by undated stock powers or other instruments of transfer executed in blank. The Company shall from time to time promptly pay all financing and continuation statement recording and/or filing fees, charges and recording and similar taxes relating to this Indenture, the Collateral Agreements and any amendments hereto or thereto and any other instruments of further assurance required pursuant thereto. Neither the Company nor any Guarantor will be permitted to take any action, or omit to take any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Holders and other Pari Passu Secured Parties except as expressly set forth herein, in the Intercreditor Agreement or the Collateral Agreements.

(b) If property of a type constituting Collateral is acquired by the Company or any Guarantor (other than Parent) that is not automatically subject to a Lien or perfected security interest under the Collateral Agreements or there is a new Guarantor, then the Company or such Guarantor will, as soon as practicable after such property’s acquisition or such Subsidiary becoming a Guarantor and in any event within 20 Business Days or as soon as practicable where applicable local law requires additional time for compliance with applicable legal requirements, grant Liens having first priority on such property (or, in the case of a new Guarantor, all of its assets constituting the type that is Collateral) in favor of the Pari Passu Collateral Agent and deliver certain certificates (including in the case of real property title insurance) in respect thereof as required by this Indenture or the Collateral Agreements and take all necessary steps to perfect the security interest represented by such Liens.

(c) The Company shall furnish to the Trustee and the Collateral Agent (if other than the Trustee), on or within one month of December 31 of each year, commencing December 31, 2012, an Opinion of Counsel either (1) stating that, in the opinion of such counsel, all action necessary to perfect or continue the perfection of the security interests created by the Collateral Agreements and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given have been taken or (2) stating that, in the Opinion of such Counsel, no such action is necessary to perfect or continue the perfection of any security interest created under any of the Collateral Agreements.

Section 12.03 Release of Collateral.

(a) The Company and the Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing Note Obligations under any one or more of the following circumstances:

(1) upon the full and final payment and performance of all Note Obligations of the Company and the Guarantors;

(2) with respect to any asset constituting Collateral (other than the Capital Stock of the Company), if such Collateral is sold or otherwise disposed of in accordance with the terms of Section 4.18 (“Asset Sales”) and the Collateral Agreements and the Company has delivered to the Pari Passu Collateral Agent an Officers’ Certificate

certifying to such effect; provided that (a) any cash received from a disposition of Collateral will be required to be deposited in a deposit account controlled by the Company and held as Collateral subject to the Liens pending its application or use in compliance with Section 4.18 (“Asset Sales”) and, from such deposit account, Parent, the Company or any Restricted Subsidiary may withdraw funds to deploy the proceeds of an Asset Sale in compliance with Section 4.18 (“Asset Sales”); and (b) to the extent that any disposition in such Asset Sale was of Collateral, the non-cash consideration received is pledged as Collateral under the Collateral Agreements substantially simultaneously with such sale, in accordance with the requirements set forth in this Indenture and the Collateral Agreements;

(3) upon legal or covenant defeasance or satisfaction and discharge of the Notes as provided in Sections 8.02, 8.03 and 10.01 (“Legal Defeasance and Discharge,” “Covenant Defeasance” and “Satisfaction and Discharge,” respectively);

(4) with respect to an applicable Subsidiary, upon the occurrence of a Contract Unwind Trigger;

(5) with respect to any assignment of rights under the respective terminated Internal Charter only, upon the occurrence of an Internal Charter Unwind Trigger; or

(6) if any Guarantor is released from its Note Guarantee in accordance with the terms of this Indenture (including by virtue of such Guarantor ceasing to be a Restricted Subsidiary), that Guarantor’s assets will also be released from the Liens securing its Note Guarantee and the other Obligations.

(b) In addition to the foregoing, the Company and the Guarantors will comply with the provisions of TIA Section 314. To the extent applicable, the Company and the Guarantors will comply with TIA Section 314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the security documents. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Company except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by the Parent. Notwithstanding anything to the contrary in this paragraph, neither Parent nor the Company will be required to comply with all or any portion of TIA Section 314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC, including “no action” letters or exemptive orders, all or any portion of TIA Section 314(d) is inapplicable to one or a series of released Collateral.

(c) Upon receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Company or the Guarantors, as the case may be, the Noteholder Collateral Agent shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Collateral Agreements, including the Intercreditor Agreement (if any).

(d) The release of any Collateral from the terms of the Collateral Agreements shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Collateral Agreements.

Section 12.04 Form and Sufficiency of Release.

In the event that the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Company or any Guarantor to any Person other than the Company or a Guarantor, and the Company or any Guarantor requests in writing that the Noteholder Collateral Agent furnish a written disclaimer, release or quit-claim of any interest in such property under this Indenture and the Collateral Agreements, the Noteholder Collateral Agent shall execute, acknowledge and deliver to the Company or such Guarantor (in proper form prepared by the Company or such Guarantor) such an instrument without representation or warranty promptly after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Noteholder Collateral Agent hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture or of the Collateral Agreements.

Section 12.05 Authorization of Actions to be Taken by the Pari Passu Collateral Agent Under the Collateral Agreements and the Noteholder Collateral Agent Under the Intecreditor Agreement.

Subject to the provisions of the applicable Collateral Agreements and the Intercreditor Agreement, the Trustee and each Holder, by acceptance of any Notes, agrees that (a) the Pari Passu Collateral Agent shall execute and deliver the Intercreditor Agreement, the Collateral Agreements, and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof and in accordance with the written directions of the “Controlling Party” (as defined in the Intercreditor Agreement), (b) the Pari Passu Collateral Agent may, in its sole discretion and without the consent of the Trustee or the Holders, take (and, at the written direction of the Controlling Party, shall take) all actions it or the Controlling Party, as the case may be, deems necessary or appropriate in order to (i) enforce any of the terms of the Collateral Agreements and the Intercreditor Agreement and (ii) collect and receive any and all amounts payable in respect of the Obligations and other Pari Passu Obligations of the Company and the Guarantors hereunder and under the Notes, the Note Guarantees, the Intercreditor Agreement, the Collateral Agreements and the other Pari Passu Documents, (c) the Pari Passu Collateral Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient (or as the Controlling Party may instruct it in writing to take) to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Collateral Agreements or this Indenture, and suits and proceedings as the Pari Passu Collateral Agent or the Controlling Party may deem expedient to preserve or protect its interests and the interests of the Trustee and the Holders or any other Pari Passu Secured Party in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Pari Passu Collateral Agent, the Holders, the Trustee or any other Pari Passu Secured Party) and (d) at any time the Noteholder Collateral Agent is the Controlling Party, it shall be entitled to direct the Pari Passu Collateral Agent in writing to take any of the foregoing actions. Notwithstanding the foregoing, at any time the Noteholder Collateral Agent is the Controlling Party, it may, at the expense of the Company, request the direction of the Holders with respect to any such actions and upon receipt of the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, shall take, or instruct the Pari Passu Collateral Agent in writing to take, such actions; provided that all actions so taken shall, at all times, be in conformity with the requirements of the Intercreditor Agreement. The Pari Passu Collateral Agent shall be entitled to the rights contained in and shall be protected by the provisions contained in Article IV of the Intercreditor Agreement and the Noteholder Collateral Agent shall be entitled to the rights contained in and shall be protected by the provisions contained in Article IV of the Intercreditor Agreement mutatis mutandis.

Section 12.06 Authorization of Receipt of Funds by the Trustee Under the Collateral Agreements.

The Noteholder Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Agreements and to the extent not prohibited under any future Intercreditor Agreement, as applicable, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 (“Priorities”) and the other provisions of this Indenture.

Section 12.07 Replacement of Noteholder Collateral Agent.

A resignation or removal of the Noteholder Collateral Agent and appointment of a successor Noteholder Collateral Agent may be effected pursuant to the terms of the Security Agreement.

Section 12.08 Further Assurances.

(a) Neither the Company nor any Guarantor will enter into (i) any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted or required by this Indenture and the Collateral Agreements or (ii) any amendment to, or other agreement in respect of, the Tungsten Explorer Construction Contract to the extent that any such amendment or agreement would be materially adverse to the Company or any of the Restricted Subsidiaries or the Holders.

(b) To the extent that any instrument, Mortgage or other document is required to be delivered to give effect to and perfect the Liens (including with respect to the Tungsten Explorer when title thereto becomes legally vested in the applicable Guarantor), the Company and the Guarantors will be required to use their commercially reasonable efforts to deliver such instruments, Mortgages and/or other documents as soon as possible but in no event later than 20

Business Days following the Issue Date or, if an asset is acquired or delivered after the Issue Date, not later than 20 Business Days after such acquisition or delivery date; provided, however, that with respect to the Tungsten Explorer Construction Assignment, the Company and the Guarantors shall use commercially reasonable efforts to deliver such assignment as soon as practicable to the extent the Company and the Guarantors are able to procure the relevant consents required for such assignment. Upon the occurrence of a Contract Winning Trigger, Parent or the Company shall cause the applicable Subsidiary to pledge its assets and property pursuant to the Collateral Agreements to become part of the Collateral subject to the Liens and shall perfect such Liens as soon as practicable but not later than 20 Business Days or as soon as practicable where applicable local law requires additional time for compliance with applicable legal requirements; and such Liens shall be released upon the occurrence of a Contract Unwind Trigger, provided that no assets or property have been transferred or sold, directly or indirectly, by the Company or a Guarantor to such applicable Subsidiary that is subject to Section 4.18 (“Asset Sales”).

(c) In furtherance of the foregoing in this Section, Parent and the Company shall, and they shall cause any Guarantor to, at their sole cost and expense:

(1) execute and deliver all such agreements and instruments and take all further action as the Pari Passu Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements;

(2) file any such notice filings or other agreements or instruments as may be reasonably necessary under applicable law to perfect the Liens created by the Collateral Agreements;

(3) use commercially reasonable efforts to cause (x) DSME to consent to the assignment of the Tungsten Explorer Construction Contract to the Pari Passu Collateral Agent, (y) Korea Eximbank to consent to the assignment of the Tungsten Explorer Refund Guarantee to the Pari Passu Collateral Agent, and (z) upon receiving either of such consents, to promptly assign such Tungsten Explorer Construction Contract and Tungsten Explorer Refund Guarantee, as the case may be, to the Pari Passu Collateral Agent;

(4) not assign or grant a security interest or pledge in or of the Tungsten Explorer Construction Contract or Tungsten Explorer Refund Guarantee to any Person other than the Pari Passu Collateral Agent; and

(5) deliver to the Pari Passu Collateral Agent not more than five (5) months after the Issue Date an opinion of Panamanian counsel reasonably acceptable to the Pari Passu Collateral Agent to the effect that the Ship Mortgages covering the Panamanian flag vessels have been duly permanently registered in the Public Registry as appropriate in Panama.

ARTICLE 13

MISCELLANEOUS

Section 13.01 TIA Controls.

The terms of the Notes include those stated herein and those made part of this Indenture by the TIA, which applies to this Indenture and is incorporated by reference herein. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.

Section 13.02 Notices.

Any notice or communication by the Company, any Guarantor, the Trustee or the Noteholder Collateral Agent to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

Vantage Drilling Company

777 Post Oak Boulevard

Suite 800

Houston, Texas 77056

Attention: Chief Financial Officer

Facsimile: 281-404-4749

If to the Trustee and Noteholder Collateral Agent:

Wells Fargo Bank, National Association

750 N. St. Paul Place, Suit 1750

MAC T9263-170

Dallas, Texas 75201

Attention: Corporate Trust, Municipal and Escrow Services

Facsimile No.: (214) 756-7401

The Company, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery or by electronic means to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the customary procedures of such Depositary.

A copy of this Indenture and the Collateral Agreements may be requested in writing by a Holder for no charge.

Section 13.03 Communication by Holders with Other Holders.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture, any Collateral Agreement, any Note Guarantee or the Notes. The Company, the Trustee, the Noteholder Collateral Agent the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee or the Noteholder Collateral Agent, as the case may be, to take any action under this Indenture or any Collateral Agreement, the Company shall furnish to the Trustee or the Noteholder Collateral Agent, as the case may be:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee or the Noteholder Collateral Agent, as the case may be (which must include the statements set forth in Section 13.05 (“Statements Required in Certificate or Opinion”) hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture or any Collateral Agreement relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 (“Statements Required in Certificate or Opinion”) hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture or any Collateral Agreement (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No present, past or future director, officer, employee, incorporator or stockholder of the Company, any Restricted Subsidiary or any Guarantor, as such, will have any liability for any obligations of the Company, any Restricted Subsidiary or the Guarantors under the Notes, this Indenture or the Note Guarantees, the Collateral Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES, THE REGISTRATION RIGHTS AGREEMENT, THE NOTE GUARANTEES AND CERTAIN OF THE COLLATERAL AGREEMENTS, INCLUDING THE SECURITY AGREEMENT AND THE INTERCREDITOR AGREEMENT.

Each party not located in the United States appoints C T Corporation System, which currently maintains a New York office at 111 Eighth Avenue, New York, New York, 10011, United States of America, as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the Borough of Manhattan in the City of New York.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee and the Noteholder Collateral Agent in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 (“Releases”) hereof.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OFFSHORE GROUP INVESTMENT LIMITED, as the Company

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

VANTAGE DRILLING COMPANY, as Parent and as a Guarantor

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

VANTAGE HOLDING HUNGARY KFT., as Guarantor

By:	/s/
Name: Mark Howell
Title: Managing Director

By:	/s/
Name: Julia Varga
Title: Managing Director

VANTAGE DRILLING NETHERLANDS B.V., as Guarantor

By:	/s/
Name: Linda Jovana Ibrahim
Title: Managing Director A

By:	/s/
	Name: R.H.L. de Groot	TMF Management B
	Title: Proxy holder A	Managing Director B

By:	/s/
	Name: J.M. van der Eerden	TMF Management B
	Title: Proxy holder B	Managing Director B

P2021 RIG CO., as Guarantor

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

VANTAGE INTERNATIONAL MANAGEMENT COMPANY, as Guarantor

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

VANTAGE DRILLER I CO., as Guarantor

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

VANTAGE DRILLER II CO., as Guarantor

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

VANTAGE DRILLER III CO., as Guarantor

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

VTG Indenture Signature Page

VANTAGE DRILLER IV CO., as Guarantor

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

SAPPHIRE DRILLER COMPANY, as Guarantor

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

EMERALD DRILLER COMPANY, as Guarantor

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

P2020 RIG CO., as Guarantor

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

VANTAGE HOLDINGS MALAYSIA I CO., as Guarantor

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

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VANTAGE DRILLING (MALAYSIA) I SDN. BHD., as Guarantor

By:	/s/
Name: Ronald J. Nelson
Title: Director

VANTAGE DRILLING LABUAN I LTD., as Guarantor

By:	/s/
Name: Ronald J. Nelson
Title: Director

VANTAGE DEEPWATER COMPANY, as Guarantor

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

VANTAGE DEEPWATER DRILLING, INC., as Guarantor

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

VANTAGE DRILLING POLAND –LUXEMBOURG BRANCH, as Guarantor

By:	/s/
Name: Mark Howell
Title: Director

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VANTAGE HOLDINGS CYPRUS ODC LIMITED as Guarantor

By:	/s/
Name: Ian Foulis
Title: Branch Manager

DRAGONQUEST HOLDINGS COMPANY, as Guarantor

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

TUNGSTEN EXPLORER COMPANY, as Guarantor

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

VANTAGE DELAWARE HOLDINGS, LLC, as Guarantor

By:	/s/
Name: Douglas G. Smith
Title: Chief Financial Officer and Treasurer

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/
Name: Patrick T. Giodano
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Noteholder Collateral Agent

By:	/s/
Name: Patrick T. Giodano
Title: Vice President

VTG Indenture Signature Page